As filed with the Securities and Exchange Commission on November 30, 2000.
                                                 REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933

                            ------------------------

                                   ICOA, INC.
                 (Name of Small Business Issuer in its Charter)

                   NEVADA                                          7373                                     87-0403239
       (State or other jurisdiction of                 (Primary Standard Industrial                      (I.R.S. Employer
       incorporation or organization)                  Classification Code Number)                      Identification No.)

   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             GEORGE STROUTHOPOULOS
                      CHIEF EXECUTIVE OFFICER AND PRESIDENT
                                111 AIRPORT ROAD
                                WARWICK, RI 02889
                                 (401) 739-9205

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                          Copies of communications to:
                              MELVIN WEINBERG, ESQ.
                                PARKER CHAPIN LLP
                              THE CHRYSLER BUILDING
                               405 LEXINGTON AVE.
                            NEW YORK, NEW YORK 10174
                          TELEPHONE NO.: (212) 704-6000
                          FACSIMILE NO.: (212) 704-6288

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE

  =============================================== ========================= ============================== ========================
              TITLE OF EACH CLASS OF              AMOUNT TO BE REGISTERED         PROPOSED MAXIMUM                 AMOUNT OF
           SECURITIES TO BE REGISTERED                      (1)             AGGREGATE OFFERING PRICE (2)       REGISTRATION FEE
  ----------------------------------------------- ------------------------- ------------------------------ ------------------------
  Common Stock, par value $.0001 per share (3)           33,000,000                  $2,491,500                      $658
  ----------------------------------------------- ------------------------- ------------------------------ ------------------------
  Common Stock, par value $.0001 per share (4)           12,000,000                   $906,000                       $240
  ----------------------------------------------- ------------------------- ------------------------------ ------------------------

    (1) Because the number of shares of common stock issuable upon the conversion of notes issued and issuable and warrants issuable depends on the market price of our common stock, the actual number of shares to be sold under this registration statement cannot be determined at this time. The number of shares registered is not intended to be a prediction as to the future market price of our common stock upon conversion of notes issued and issuable and warrants issuable. See "Risk Factors - We have 57,900,000 shares of our common stock reserved for further issuances which can substantially dilute the value of your ICOA common stock". Under the terms of subscription agreements entered into between ICOA and each of the investors referred to therein, dated as of August 28, 2000, we are required to file a registration statement registering not less than 45,000,000 shares of our common stock of which (a) not less than 33,000,000 will be reserved for issuance upon conversion of notes issued pursuant to the subscription agreements, and upon exercise of warrants issuable in connection therewith, and (b) the remaining shares will be reserved for issuance upon conversion of put notes, and upon exercise of warrants issuable in connection therewith.

    (2) Estimated pursuant to Rule 457(c) under the Securities Act of 1933 solely for the purpose of computing the amount of the registration fee. The fee for the common stock was based on the average of the bid and asked price of the common stock quoted in the National Quotation Bureau "Pink Sheets" on November 27, 2000.

    (3) Represents shares of common stock issuable upon conversion of notes issued and warrants issuable in connection therewith to certain of the selling stockholders.

    (4) Represents shares of common stock issuable upon conversion of notes issuable and warrants issuable in connection therewith to certain of the selling stockholders.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

      PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED NOVEMBER 30, 2000

                                   ICOA, INC.

                        45,000,000 SHARES OF COMMON STOCK

                    ----------------------------------------

o Our selling stockholders are offering to sell 45,000,000 shares of our common stock issuable:

         - upon exercise of warrants, and

         - upon conversion of notes.

               ---------------------------------------------------

                    National Quotation Bureau "Pink Sheets":
                    common stock "ICOA"
               ---------------------------------------------------


o On November 27, 2000 the closing sale price of our common stock on the National Quotation Bureau "Pink Sheets" was $0.073.

THE SECURITIES OFFERED IN THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FACTORS DESCRIBED UNDER THE HEADING "RISK FACTORS" BEGINNING ON PAGE 3.



NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                    ----------------------------------------


              The date of this prospectus is ________________, 2000

                                TABLE OF CONTENTS

RISK FACTORS......................................................................................................3

SPECIAL INFORMATION REGARDING FORWARD LOOKING STATEMENTS.........................................................12

USE OF PROCEEDS..................................................................................................12

MARKET PRICE OF OUR COMMON STOCK.................................................................................13

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION........................................................13

BUSINESS - OUR COMPANY...........................................................................................17

MARKETING TO LOCATIONS...........................................................................................20

MARKETING TO END-USERS...........................................................................................20

ADVERTISING, PUBLICITY, TRADE SHOWS AND PROMOTIONS...............................................................20

INTERNATIONAL MARKETS............................................................................................20

MANAGEMENT.......................................................................................................22

PRINCIPAL STOCKHOLDERS...........................................................................................27

SELLING STOCKHOLDERS.............................................................................................30

PLAN OF DISTRIBUTION.............................................................................................30

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS...................................................................32

DESCRIPTION OF SECURITIES........................................................................................33

NEVADA BUSINESS COMBINATION PROVISIONS...........................................................................33

INDEMNIFICATION OF DIRECTORS AND OFFICERS........................................................................35

WHERE YOU CAN FIND MORE INFORMATION..............................................................................35

TRANSFER AGENT...................................................................................................36

LEGAL MATTERS....................................................................................................36

EXPERTS..........................................................................................................36

INDEX TO FINANCIAL STATEMENTS...................................................................................F-1

                                ABOUT OUR COMPANY

         We are a development stage company in the process of building an automated network of interactive pay station terminals with addressable video advertising displays. We plan to own and operate a communications services and electronic publishing network by deploying public access multimedia terminals which will be centrally managed from our network and service-operating center. The network will satisfy the tremendous demand for Internet access and business services for people "on-the-go". This network will provide traditional communication services, such as telephone, e-mail, facsimile, copy and print; it will also provide e-commerce services, such as advertising, shopping, and other transactional services, as well as a platform for publishing a wide variety of information and electronic fulfillment services. Since 1990, we funded development and distribution of several generations of public access fax terminals known as GoFax.

                          HOW OUR COMPANY IS ORGANIZED

         We were incorporated in Nevada in September, 1983 under the name Quintonix, Inc. In March, 1989 we changed our name to ICOA, Inc. On February 15, 1999 we created WebCenter Technologies, Inc., a Nevada corporation and our wholly-owned subsidiary.

                              WHERE YOU CAN FIND US

         We are located at 111 Airport Road, Warwick, RI 02889. Our telephone number is (401) 739-9205, our facsimile no. is (401) 739-9215, our e-mail address is info@icoacorp.com, and our homepage on the world-wide web is at http://www.icoacorp.com.

                             SELECTED FINANCIAL DATA

         The following summary of our financial information has been derived from our financial statements that are included in this prospectus. The information for the nine months ended September 30, 2000 and the years ended December 31, 1999 and 1998 is derived from our audited financial statements. See "Financial Statements" and "Management's Discussion and Analysis or Plan of Operation".

                                                                              Year Ended December 31,
                                                                              -----------------------
                                        For the nine
                                        months ended
                                        September 30,                       1999                         1998
                                            2000                            ----                         ----
                                     ------------------
Revenues                       $              -              $               -             $              -

Operating expenses             $        467,269              $         485,989             $        139,522

Net (loss)                     $       (655,805)             $       (630,327)             $      (139,522)

Net (loss) per share           $          (0.02)             $          (0.02)             $         (0.01)

                                      September 30, 2000                     December 31, 1999
                                      ------------------                     -----------------

Working capital (deficit)      $        (34,324)             $            (389,771)

Total assets                   $        375,857              $              94,480

Current liabilities            $        397,265              $             472,702

Stockholders' (deficit)        $       (120,635)             $            (378,222)

                                  RISK FACTORS

         An investment in our common stock is highly speculative and involves a high degree of risk. Therefore, you should consider all of the risk factors discussed below, as well as the other information contained in this document. You should not invest in our common stock unless you can afford to lose your entire investment and you are not dependent on the funds you are investing.

         Please note that throughout this prospectus, the words "we", "our" or "us" refer to ICOA, Inc. and WebCenter Technologies, Inc. and not to the selling stockholders.

WE REQUIRE ADDITIONAL FUNDS TO ACHIEVE OUR CURRENT BUSINESS STRATEGY

         We need to raise additional funds through public or private debt or sale of equity to:

         o develop and establish our communications services, voice, facsimile, data and electronic publishing network and the service operating center;

         o        produce working terminals; and

         o develop and fund contracts at airports, hotels and retail locations in order to place our terminals in strategic positions. (See "Business")

         Such financing may not be available when needed. Even if such financing is available, it may be on terms that are materially adverse to your interests with respect to dilution of book value, dividend preferences, liquidation preferences, or other terms.

         If we are unable to obtain financing on reasonable terms, we could be forced to delay, scale back or eliminate certain product and service development programs. In addition, such inability to obtain financing on reasonable terms could have a material adverse effect on our business, operating results, or financial condition to such extent that we are forced to restructure, file for bankruptcy, sell assets or cease operations, any of which could put your investment dollars at significant risk. See "Management's Discussion and Analysis or Plan of Operations."

         We have entered into financing agreements that contain certain restrictions on future financing, which could have a materially adverse effect on our ability to raise the needed additional funds: for 180 days after the effectiveness of the registration statement of which this prospectus is a part, we are restricted from obtaining financing through the issuance of equity, convertible debt or other securities which are or could be (by conversion or registration) free-trading securities (See "The August 2000 Financing -- Subscription Agreements").

WE HAVE LOST, AND MAY CONTINUE TO LOSE, MONEY AND IF WE DO NOT ACHIEVE PROFITABILITY WE MAY NOT BE ABLE TO CONTINUE OUR BUSINESS

         Through September 30, 2000, we have generated no revenues from operations, have incurred substantial expenses and have sustained losses. We have incurred a net loss of $663,154 for the year ended December 31, 1999. Additionally, we have incurred a net loss of $591,691 for the nine-month period ended September 30, 2000. Losses have resulted principally from costs incurred in connection with developing our public access multimedia terminals and services aimed at developing our business activities and from costs associated with our administrative activities. We expect to incur additional losses for the remainder of this year and next year.

         In addition, we expect to continue to incur significant operating expenses. As a result, we will need to generate significant revenues to achieve profitability, which may not occur. We expect our operating expenses to increase significantly as a result of our planned expansion. Since we have not yet completed developing our public access multimedia terminals and we have no operating history of marketing our services to the public using our terminals, we cannot assure you that our business will be profitable or that we will ever generate sufficient revenues to meet our expenses and support our anticipated activities. Even if we do achieve profitability, we may be unable to sustain or increase profitability on a quarterly or annual basis in the future.

         We expect to have quarter to quarter fluctuations in revenues, expenses, losses and cash flow, some of which could be significant. Results of operations will depend upon numerous factors, some of which are beyond our control, including regulatory actions, market acceptance of our products and services, new product and service introductions, and competition. These conditions raise substantial doubt about our ability to continue as a going concern. See "Selected Financial Data" and "Management's Discussion and Analysis or Plan of Operations."

ASSUMING WE RAISE SUBSTANTIAL FUNDS, WE DON'T KNOW IF OUR NEW PUBLIC ACCESS MULTIMEDIA TERMINALS WILL BE SUCCESSFULLY DEVELOPED BY US OR WILL BE PROFITABLE

         We have completed the design phase for a central network and service operations center, WebCentral(TM), and a multi-functional terminal device, the "WebCenter3000(TM)." We plan to complete the development of WebCentral(TM) and WebCenter3000(TM) by the third quarter of 2001. The WebCenter 3000(TM) is expected to offer broadband connectivity taking advantage of Internet Protocol technology to provide voice, fax and data services. WebCentral(TM) will dynamically control the entire network of terminals, managing the delivery of services and content throughout each session. We plan to establish ourselves as the dominant brand by owning and operating 10,000 terminals in strategic locations, hosting 250,000 user sessions daily. Revenue from our terminals depend on placement of the terminals, usage and especially advertiser support.

         Although we intend to devote, and are devoting, significant personnel and financial resources to research and development activities, we cannot assure you that we will successfully complete the development of WebCentral(TM)and the WebCenter3000(TM) in our planned time frame, that we will be able to develop WebCenter 3000(TM) at the cost forecast in our business plan, that we will be able to place our terminals in strategic locations such as airports, malls, and retail stores, that customers will use the terminals, or that we will receive revenue from advertising. Consequently, we may never realize any benefits from such research and development activities. Our ability to achieve and sustain profitability depends on our ability to successfully develop commercially profitable products.

OUR INDEPENDENT AUDITORS HAVE ISSUED A REPORT WHICH MAY HURT OUR ABILITY TO RAISE ADDITIONAL FINANCING AND THE PRICE OF OUR COMMON STOCK

         The report of our independent auditors on our financial statements for the year ended December 31, 1999 and for the nine-month period ended September 30, 2000 contains an explanatory paragraph which indicates that we have incurred losses and have a working capital deficiency. This report raises substantial doubt about our ability to continue as a going concern. This report may make it more difficult for us to raise additional debt or equity financing needed to run our business and is not viewed favorably by analysts or investors. We urge potential investors to review this report before making a decision to invest in our company.

IF WE ARE UNABLE TO BECOME ELIGIBLE FOR LISTING ON THE NASDAQ OTC BULLETIN BOARD OR ANY OTHER PRINCIPAL TRADING EXCHANGE OR MARKET, THE MARKET PRICE OF OUR STOCK COULD BE ADVERSELY AFFECTED

         Our common stock is currently quoted in the National Quotation Bureau "Pink Sheets." There can be no assurances that we will ever meet the requirements needed to be listed on the NASDAQ OTC bulletin board or any other principal trading exchange or market. Being listed on the NASDAQ OTC Bulletin Board or any other principal trading exchange or market for our common stock is a condition for exercising put options pursuant to our subscription agreement. If we do not meet this requirement then we may not be able to exercise our put options which could force us to delay, scale back or eliminate certain product and service development programs, which could have a material adverse effect on our business, operating results, or financial condition to such extent that we are forced to restructure, file for bankruptcy, sell assets or cease operations, any of which could put your investment dollars at significant risk.

IF WE DEFAULT ON THE PAYMENT OF CERTAIN NOTES, IT COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, OPERATING RESULTS, OR FINANCIAL CONDITION

         On August 28, 2000 we issued $500,000 worth of convertible notes to certain investors. See "The August 2000 Financing -- Subscription Agreements". All principal and interest due on the outstanding notes become immediately due and payable on August 28, 2003 or earlier in the event of a default. Defaulting on the notes could have a material adverse effect on our business, operating results, or financial condition to such extent that we are forced to restructure, file for bankruptcy, sell assets or cease operations, any of which could put your investment dollars at significant risk. See "Management's Discussion and Analysis or Plan of Operations".

WE HAVE 57,900,000 SHARES OF OUR COMMON STOCK RESERVED FOR FURTHER ISSUANCES WHICH CAN SUBSTANTIALLY DILUTE THE VALUE OF YOUR ICOA COMMON STOCK

         The issuance of reserved shares would dilute the equity interest of existing stockholders and could have a significant adverse effect on the market price of our common stock. As of November 17, 2000, we had 50,400,000 shares of common stock reserved for possible future issuances upon conversion of warrants and notes. In addition, we have reserved an aggregate of 7,500,000 shares of common stock for issuance to employees, officers, directors and consultants pursuant to, and contingent upon the approval by our stockholders of, our 2000 Stock Option Plan. See - "2000 Stock Option Plan".

         The exercise and conversion terms of our outstanding and issuable options, warrants and notes may cause substantial dilution in the book value per share of our common stock. Because of the conversion features in the notes and the terms upon which related warrants will be issued, the note holders will receive a greater number of shares of common stock after conversion if our common stock price decreases. If the selling stockholders convert their notes or exercise their warrants and then sell our common stock, the common stock price may decrease due to the additional shares in the market. This could allow the selling stockholders to convert their remaining notes into greater amounts of common stock, the sales of which would further depress the stock price.

         The significant downward pressure on the price of the common stock could encourage short sales, if short sales of our stock were permitted, and consequently place further downward pressure on the price of our common stock (See "Dilution").

"BUGS" IN OUR HARDWARE AND SOFTWARE AND THAT OF THIRD PARTIES, "VIRUSES", AND OTHER DISRUPTIONS COULD BE COSTLY AND COULD DELAY OUR ENTRY INTO THE MARKET

         The hardware and software that we expect to use in our terminals commonly experience errors, or "bugs," during development and may experience bugs subsequent to commercial introduction. We don't know if all the potential problems will be identified, and that any bugs that are located can be corrected on a timely basis. Any such errors could delay the commercial introduction or use of our products. Remedying such errors could be costly and time consuming. Furthermore, bugs involving the proprietary software of third parties could require the redesign of our anticipated proprietary software. Delays in debugging or modifying our products could delay our entry into the market and affect our competitive edge with respect to existing and new technologies and products offered by our competitors.

         Despite the security measures, the core of the infrastructure of our network is vulnerable to computer virus attacks and other disruptive problems. In the past, we and our Internet access providers have experienced, and may in the future experience, interruptions in service as a result of the accidental or intentional actions of Internet users, employees or others. Eliminating computer viruses may require interruptions, delays or cessation of service to our customers which could have a material negative effect on our financial condition and results of operations.

IF OUR EXISTING TECHNICAL AND OPERATIONAL SYSTEMS FAIL, WE COULD EXPERIENCE INTERRUPTIONS OR DELAYS IN OUR SERVICE OR DATA LOSS WHICH COULD NEGATIVELY AFFECT OUR BUSINESS

         Our systems and operations are vulnerable to damage or interruption from telecommunications failure, power loss, break-ins, vandalism, fire, flood, earthquakes and similar events. Despite the precautions we take, the occurrence of a natural disaster or other unanticipated problems at our network operations center or terminals could cause interruptions in the services we provide. In addition, there could be interruptions in the services we provide if our telecommunications providers fail to provide the data communications capacity we require as a result of a natural disaster, operational disruption or for any other reason. Any damage or failure that causes interruptions in our operations could have a material negative effect on our business, financial condition and results of operations which could negatively affect our business.

WE COULD BE LIABLE FOR THE UNAUTHORIZED USE OF OUR INFORMATION AND INJURIES TO TERMINAL USERS AND COULD LOSE BUSINESS WHILE TRYING TO REMEDY THE PROBLEMS

         Unauthorized use could jeopardize the security of confidential information stored in our computer systems and in the computer systems of our customers, which may result in us being liable to our customers and also may deter potential users. Although we intend to continue to implement industry-standard security measures, such measures have been circumvented in the past, and we cannot assure you that measures we implement will not be circumvented in the future. Alleviating other security problems may require interruptions, delays or cessation of service to our customers which could have a material negative effect on our financial condition and results of operations. Although we believe it is unlikely, users of our terminals may seek to hold us liable for injuries allegedly incurred in connection with using them.

WE HAVE MANY COMPETITORS WHICH HAVE SIGNIFICANTLY GREATER FINANCIAL, TECHNICAL, SALES AND MARKETING RESOURCES THAN WE DO AND THESE COMPETITORS MAY NEGATIVELY AFFECT OUR BUSINESS

         Once we introduce our products and services into the market place, we anticipate experiencing significant competition from different sources for our different services. We compete with companies that offer terminals that provide e-mail and Internet services or pay station terminals with standard phone and fax features. For example, our Internet terminal business may compete with numerous companies, including TelWeb Inc. (recently purchased by Schlumberger), Aerzone (formerly Laptop Lane which was recently purchased by SoftNet Systems, Inc.) and CAIS Internet, which have been in the business far longer than us. Our potential customers, namely airports, telephone companies, hotels, convention centers, malls, and retail food and drug stores, may also become our competitors by developing their own products or offering themselves the services that we intend to provide. Many of such competitors have resources far greater than ours.

         Although we believe that our terminals, WebCentral(TM), and WebCenter3000, will be competitive products, we cannot assure you that these or other companies with far greater resources than ours might enter the field sooner than we do and negatively affect our business prospects in this market.

THE MARKETS ARE CONTINUOUSLY AND RAPIDLY CHANGING AND IF WE DON'T KEEP UP, IT WOULD ADVERSELY AFFECT OUR BUSINESS

         The markets we serve experience rapid technological change, changing customer requirements, frequent new product introductions and evolving industry standards that may render existing products and services obsolete. If we do not introduce our product into the market within 6 months, within 18 months our window of opportunity to dominate the market may significantly diminish and more advanced products produced by our competitors could erode our position in our markets.

         Additionally, it is difficult to estimate the life cycles of our products and services. Our future success will depend, in part, upon our ability to develop new products and services on a timely basis. Also, our products and services must keep pace with technological developments, and conform to evolving industry standards, particularly client/server and Internet communication and security protocols and publishing formats. We also must address increasingly sophisticated customer needs. We might experience difficulties that could delay or prevent the successful development, introduction and marketing of our products and services. If this happens, it would materially and negatively affect our financial condition and results of operations.

PROBLEMS WITH THE INTERNET MAY ADVERSELY AFFECT OUR INTERNET-RELATED PRODUCT

         Sales of our Internet-related products and services will depend in large part upon the growth of the Internet industry. We depend on a robust Internet industry and infrastructure for providing commercial Internet access and carrying Internet traffic, and we depend on increased commercial use of the Internet.

SINCE WE DEPEND UPON COMMON CARRIERS AND INTERNET ACCESS PROVIDERS, OUR PROFITABILITY MAY BE NEGATIVELY AFFECTED IF THEIR FEES EXCEED OUR BUSINESS MODEL PROJECTIONS OR IF THEY FAIL TO PROVIDE THE REQUIRED SERVICE

         We will depend on various regulated common carriers and unregulated Internet access providers, to provide services including telephone lines, and Internet lines. Our service or profitability could be materially and negatively affected if such carriers or providers:

         o        charge fees that exceed our business model projections;

         o        cannot timely respond to our requirements for service, or

         o        fail to provide reliable service.

SINCE OUR SUCCESS DEPENDS UPON THE EFFORTS OF KEY MEMBERS OF OUR MANAGEMENT AND OUR EMPLOYEES, OUR FAILURE TO RETAIN MANAGEMENT MEMBERS OR EMPLOYEES WILL NEGATIVELY AFFECT OUR BUSINESS

         Our business is greatly dependent on the efforts of our executive officers and key employees, and on our ability to attract key personnel. In particular, our future success is dependent upon the personal efforts of our founder, George Strouthopoulos, Chief Executive Officer.

         Also, success will depend in large part upon our ability to attract, develop, motivate and retain highly skilled technical employees. Competition for qualified personnel is intense and we may not be able to hire or retain qualified personnel. The loss of some or all of our project managers and other senior personnel could have a materially adverse impact on us. As of the date of this prospectus, we have not entered into employment agreements with any of our officers or employees.

OUR QUARTERLY OPERATING RESULTS MAY BE SUBJECT TO SIGNIFICANT FLUCTUATIONS AND OUR STOCK PRICE MAY BE VOLATILE

         Our quarterly revenues and operating results are difficult to predict and may fluctuate significantly from quarter to quarter. At our current level of operations, most of our expenses are relatively fixed. As a result, any shortfall in revenues relative to our expectations could cause a significant decline in our quarterly operating results. If we do not meet the expectations of investors and analysts in a given quarter, our common stock price could decline. Fluctuations in our common stock price may be exaggerated if the trading volume of our common stock is low. In addition, due to the technology-intensive nature of our business, the market price of our common stock may fall, or rise, in response to:

         o        announcements of technological or competitive developments;

         o        acquisitions or strategic alliances by us or our competitors;

         o        the gain or loss of a significant percentage of market share ;

         o our ability to obtain supplies of sole or limited source components;

         o our ability to make changes in our network infrastructure costs, as a result of demand variation or otherwise; and

         o and the lengthening of our sales cycle due to expansion and the timing of the expansion of our network infrastructure.

Variations in the timing and amounts of revenues and costs could have a materially negative effect on our quarterly operating results.

IF WE ARE UNABLE TO PROTECT OUR PROPRIETARY TECHNOLOGY ADEQUATELY, WE COULD LOSE OUR COMPETITIVE ADVANTAGE

         Our success and ability to compete is dependent on our proprietary technology. We regard our technology as proprietary and we rely primarily on U.S. patent, trademark, copyright, trade secret laws, third-party non-disclosure agreements and other methods to protect our proprietary rights.

         We intend applying for copyright, or other forms of, protection for our proprietary technology. There can be no assurance that such applications will be allowed or even if such applications are allowed that others will not develop technologies that are similar or superior to our technology. The steps we intend taking to protect our other proprietary rights may not be adequate and third parties may infringe or misappropriate our copyrights, trade marks, and similar proprietary rights. Additionally, effective trademark, patent, copyright and trade secret protection may not be available in every country in which our products and media will be distributed or made available through the Internet.

         Litigation may be necessary in the future to enforce our proprietary rights, or to defend against claims of infringement or invalidity. Such litigation could result in substantial costs and diversion of resources and could have a material negative effect on our business, operating results or financial condition.

         Certain technology used in our products or services is licensed or leased from third parties, generally on a nonexclusive basis. While the licenses involved are primarily "shrink wrap licenses" - that is, licenses available to anyone who purchases publicly available software programs in the event any of these licenses or leases is terminated or in the event the underlying programs are discontinued, our operations may be materially negatively affected. Replacement of certain technologies which we license or lease could be costly and could result in product delays which would materially and negatively affect our operating results.

WE FACE POTENTIAL RISK OF LIABILITY DUE TO FUTURE REGULATION OF THE INTERNET ACCESS INDUSTRY

         We are currently not subject to direct regulation by the Federal Communications Commission or any other agency, other than regulations applicable to businesses generally and businesses doing business with governmental agencies.

         Changes in the regulatory environment relating to the Internet access industry could have a negative effect on our business. Due to the increase in Internet use and publicity, it is possible that laws and regulations may be adopted with respect to the Internet, including with respect to privacy, pricing and characteristics of products or services. We cannot predict the impact, if any, that future laws and regulations or legal or regulatory changes may have on our business.

         The law relating to the liability of on-line services companies and Internet access providers for information carried on or disseminated through their systems is currently unsettled. Parties have instituted several private lawsuits seeking to impose such liability upon on-line services companies and Internet access providers. In addition, there is proposed legislation which would impose liability for or prohibit the transmission on the Internet of certain types of information and content. We may be exposed to such potential liability in the event we were to make services such as the one offered through our public access terminals available over the Internet. Although we carry insurance, it may not be adequate to compensate us in the event we become liable for information carried on or disseminated through our systems.

OUR FAILURE TO RETAIN SUBCONTRACTORS WOULD RESULT IN COSTS AND DELAYS AND WOULD ADVERSELY AFFECT OUR BUSINESS

         We are responsible for the design of our public access terminals. Subcontractors are responsible for the engineering and manufacturing of their hardware and graphical components. Only a limited number of public access terminals have been built offering the service combination we are proposing, so it is difficult for us to predict if our current subcontractors will be able to engineer and produce such terminals on a satisfactory basis. While we believe that we could arrange to have public access terminals built by other subcontractors on comparable terms, we would experience costs and delays if we needed to do so. Our future success will depend in part on our ability to retain subcontractors and maintain good relationships with them, because we need to assure the timelines and quality of the manufacture of our public access terminals.

OUR STOCK IS THINLY TRADED AND MAY EXPERIENCE PRICE VOLATILITY

         Our common stock currently is quoted in the National Quotation Bureau "Pink Sheets." The trading volume of our common stock historically has been limited, and there can be no assurance that an active public market for our common stock will be developed or sustained. In addition, trading in our securities is subject to the "penny stock" rules (See "Penny stock rules may make buying or selling our common stock difficult"). The trading price of our common stock in the past has been, and in the future could be, subject to wide fluctuations. These fluctuations may be caused by a variety of factors, including the following:

o        quarterly variations in our operating results;

o actual or anticipated announcements of new products or services by us or our competitors;

o        changes in analysts' estimates of our financial performance;

o        general conditions in the markets in which we compete; and

o        worldwide economic and financial conditions.

         The stock market in general also has experienced extreme price and volume fluctuations that have particularly affected the market prices for many rapidly expanding companies and often have been unrelated to the operating performance of such companies. These broad market fluctuations and other factors may adversely affect the market price of our common stock.

"PENNY STOCK" RULES MAY MAKE BUYING OR SELLING OUR COMMON STOCK DIFFICULT

         Trading in our securities is subject to the "penny stock" rules. The SEC has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. These rules require that any broker-dealer who recommends our securities to persons other than prior customers and accredited investors, must, prior to the sale, make a special written suitability determination for the purchaser and receive the purchaser's written agreement to execute the transaction. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated with trading in the penny stock market. In addition, broker-dealers must disclose commissions payable to both the broker-dealer and the registered representative and current quotations for the securities they offer. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit their market price and liquidity.

FUTURE SALES OF SHARES BY GEORGE STROUTHOPOULOS, OUR CHIEF EXECUTIVE OFFICER AND PRESIDENT, COULD ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK

         There are approximately 40,280,607 shares of our common stock outstanding, of which approximately 9,383,033 shares are held beneficially by Mr. Strouthopoulos. Mr. Strouthopoulos will be able to sell these shares in the public markets from time to time, subject to certain limitations on the timing, amount and method of such sales imposed by SEC regulations. If Mr. Strouthopoulos were to sell a large number of shares, the market price of our common stock could decline significantly. Moreover, the perception in the public markets that such sales by Mr. Strouthopoulos might occur could also adversely affect the market price of our common stock.

CONTROL BY GEORGE STROUTHOPOULOS COULD PREVENT A CHANGE OF CONTROL OF OUR COMPANY AND MAY AFFECT THE MARKET PRICE OF OUR COMMON STOCK

         George Strouthopoulos, individually, and through a related entity, owns approximately 23.3% of our common stock. Accordingly, for as long as Mr. Strouthopoulos continues to beneficially own a controlling interest in our common stock, he will be able to exercise a significant amount of influence over our management and operations. This concentration of ownership could have the effect of preventing us from undergoing a change of control in the future and might affect the market price of our common stock.

CERTAIN PROVISIONS OF NEVADA LAW WHICH COULD MAKE A TAKEOVER MORE DIFFICULT COULD ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK OR DEPRIVE YOU OF A PREMIUM OVER THE MARKET PRICE

         The laws of Nevada (the state in which we are incorporated) contain provisions that might make it more difficult for someone to acquire control of us in a transaction not approved by our board of directors. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors other than the candidates nominated by our board of directors. The existence of these provisions could adversely affect the market price of our common stock.

         Although such provisions do not have a substantial practical significance to investors while Mr. Strouthopoulos controls us, such provisions could have the effect of depriving stockholders of an opportunity to sell their shares at a premium over prevailing market prices should Mr. Strouthopoulos' combined voting power decrease to less than a controlling interest.

THE FUTURE SUCCESS OF OUR ON-LINE BUSINESS WILL DEPEND ON THE CONTINUED DEVELOPMENT AND MAINTENANCE OF THE INTERNET INFRASTRUCTURE

         The Internet has experienced, and is expected to continue to experience, significant growth in the number of users and amount of traffic. Our future success will depend upon the development and maintenance of the Internet's infrastructure to cope with this increased traffic. This will require a reliable network backbone with the necessary speed, data capacity and security, and the timely development of complementary products, such as high speed modems, for providing reliable Internet access and services. Many Internet service providers, which provide our customers with access to the Internet, and other suppliers of Internet systems and components have experienced a variety of outages and other delays as a result of damage to portions of their infrastructure and other technical problems and could face similar outages and delays in the future. Such outages and delays are likely to affect the level of Internet usage and the processing of transactions on our web site and are not within our control. In addition, the Internet could lose its viability due to delays in the development or adoption of new standards to handle increased levels of activity or due to increased government regulation. The adoption of new standards or government regulation may require us to incur substantial data processing development and compliance costs.

BECAUSE WE RELY ON ENCRYPTION TECHNOLOGY OUR BUSINESS IS VULNERABLE TO SECURITY RISKS WHICH MAY COMPROMISE OUR CUSTOMER TRANSACTION DATA

         A significant barrier to Internet commerce is the secure transmission of confidential information over public networks. We rely on third-party encryption and authentication technology to facilitate secure transmission of confidential information. We cannot assure you that advances in computer and cryptography capabilities or other developments will not result in a compromise of the algorithms we use to protect customer transaction data.

WE DO NOT EXPECT TO PAY DIVIDENDS AND INVESTORS SHOULD NOT BUY OUR COMMON STOCK EXPECTING TO RECEIVE DIVIDENDS

         We have not paid any dividends on our common stock in the past, and do not anticipate that we will declare or pay any dividends in the foreseeable future. Consequently, you will only realize an economic gain on your investment in our common stock if the price appreciates. You should not purchase our common stock expecting to receive cash dividends.

            SPECIAL INFORMATION REGARDING FORWARD LOOKING STATEMENTS

         Some of the statements in this prospectus are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve certain known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors include, among others, the factors set forth above under "Risk Factors." The words "believe," "expect," "anticipate," "intend" and "plan" and similar expressions identify forward-looking statements. We caution you not to place undue reliance on these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements or to publicly announce the result of any revisions to any of the forward-looking statements in this document to reflect future events or developments.

                                 USE OF PROCEEDS

         The selling stockholders are selling all of the shares of common stock covered by this prospectus for their own account. Accordingly, we will not receive any of the proceeds from the resale of these shares. We may receive proceeds from the exercise of the warrants and the sale of the notes. We expect to use such net proceeds, if any, for general corporate purposes. We have agreed to bear the expenses relating to the registration of the shares, other than brokerage commissions and expenses, if any, which will be paid by the selling stockholders.

                        MARKET PRICE OF OUR COMMON STOCK

         Our common stock is quoted in the National Quotation Bureau "Pink Sheets", under the symbol "ICOA". As of November 16, 2000, we had 40,280,607 shares of common stock outstanding held by 763 stockholders of record.

         The following table sets forth the range of high and low bid prices of our common stock for the fiscal quarters of 1998, 1999 and 2000 (as of November 16, 2000).

           YEAR                      QUARTER                          HIGH                       LOW
------------------- ---------------------------------- -------------------------- -------------------------
           2000                         4                             .102                      .080
                                        3                             .190                      .060
                                        2                             .190                      .050
                                        1                             .200                      .040
------------------- ---------------------------------- -------------------------- -------------------------
           1999                         4                             .160                      .020
                                        3                             .350                      .081
                                        2                             .875                      .100
                                        1                             .360                      .030
------------------- ---------------------------------- -------------------------- -------------------------
           1998                         4                             .180                      .010
                                        3                             .093                      .010
                                        2                             .187                      .040
                                        1                             .150                      .045

                                    DIVIDENDS

         We have never paid a cash dividend on our common stock. It is our present policy to retain earnings, if any, to finance the development and growth of our business. Accordingly, we do not anticipate that cash dividends will be paid until our earnings and financial condition justify such dividends, and there can be no assurance that we can achieve such earnings.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

         The following is our plan of operation for the following 12 months, and should be read in conjunction with our financial statements and notes thereto appearing in this prospectus.

         We are a development stage company in the process of building an automated network of interactive Internet pay stations with addressable video advertising displays. The products and services that we intend to offer are described in the "Business" description. We have generated no revenues, and the report of our independent auditors on our financial statements as of September 30, 2000 and December 31, 1999 contains an explanatory paragraph regarding an uncertainty with respect to our ability to continue as a going concern.

         During the next 12 months, we expect to spend an estimated $2,000,000 to manufacture a prototype pay station terminal and, upon completion of the prototype, several pay station terminals which we intend sending to various certification agencies for approval. We expect that this effort will culminate in "production ready" drawings and manufacturing specifications which we intend using to manufacture the pay station terminals. The final manufacturing and deployment of the pay station terminals will require an estimated $2,200,000 for the first 220 units.

         Throughout the next 12 months, we expect to develop our network and service operations centers. We expect that this development effort will result in the creation of an operational environment under which the pay station terminals will operate.

         In conjunction with the development effort described above, we will either outsource or construct the network which will support the pay station terminals. This network will require servers and co-location facilities, in addition to backup and redundant sites.

         As we develop our business, we expect to employ additional people in accordance with our business plan. However, where appropriate, we intend to outsource functions such as repair, installation, and networking.

         We raised $450,000 (net of expenses) in connection with the August 2000 financing. Pursuant to the terms of that financing, we can require the investors to purchase convertible notes totaling $9,500,000. The conditions for these additional investments include:

o        various minimum price and trading volume requirements;

o we need to be a reporting company under the Securities Exchange Act of 1934, as amended;

o our shares must be registered on the OTC Bulletin Board or other principal market; and

o a registration statement, of which this prospectus forms a part, must be effective.

         We intend to meet our long-term liquidity needs through available cash and cash flow as well as through additional financing from outside sources. We anticipate that our existing working capital will be sufficient to fund our operations at least through February 28, 2001. Continuing operations thereafter will depend on cash flow from operations and the ability to obtain additional funds from the August 2000 financing which is subject to certain conditions (as discussed above), and to raise additional funds through equity, debt or other financing. There can be no assurance, however, that such funds will be available or that we will meet the further funding conditions of the August 2000 financing. If we are not successful in raising additional funds, we might be forced to delay, scale back or eliminate certain product and service development programs or cease operations altogether. See "Risk Factor - -We require additional funds to achieve our current business strategy."

                            THE AUGUST 2000 FINANCING

         The agreements and instruments relating to the rights and obligations of the securities issued in the August 2000 financing are filed as exhibits to the registration statement, of which this prospectus forms a part. We urge you to read them in their entirety.

SUBSCRIPTION AGREEMENTS

         On August 28, 2000, under the terms of each of the subscription agreements between us and each of the investors referred to therein, we sold $500,000 in 9% convertible notes and agreed to issue warrants, when the notes are converted, to purchase up to a number of shares of our common stock equal to 12% of the number of shares of our common stock issued upon conversion of the notes. Our notes were issued in reliance on the exemptions from registration provided by Regulation S of the Securities Act of 1933, as amended.

         For 180 days after the effectiveness of this registration statement, we are restricted from issuing any equity, convertible debt or other securities which are or could be, by conversion or registration, free-trading securities, except for the following issuances, among others:

o equity or debt issued in connection with us acquiring a business or assets; or

o stock issued in connection with us establishing a joint venture, a partnership or creating a licensing arrangement.

o up to 8,333,333 common stock purchase warrants in connection with any equity or debt financing for not less than $500,000 of gross proceeds, under certain conditions involving minimum exercise prices and minimum waiting periods before the common stock issuable upon exercise becomes freely tradable.

         Each investor was granted a right of first refusal to purchase the same number of shares, on the same terms, as any other issuance by us (except in certain circumstances as set forth in the subscription agreements) until 180 days after the registration statement, of which this prospectus forms a part, is declared effective.

LIMITATION ON THE INVESTORS' OWNERSHIP OF OUR SHARES
----------------------------------------------------

         Notwithstanding the foregoing, we cannot require an investor to purchase notes convertible into shares of our common stock, permit an investor to convert its notes into shares of our common stock, or permit a warrant holder to exercise its warrants, if it would result in such investor owning more than 4.99% of all of our common stock, as would be outstanding on that purchase date, conversion date or exercise date, when aggregated with all other shares of common stock then owned by that investor beneficially or deemed beneficially owned by that investor, including shares of common stock into which such notes are convertible, as determined in accordance with Section 16 of the Exchange Act. However, an investor may waive the conversion limitations after giving us 75 days prior notice.

NO SHORT SELLING BY THE INVESTOR
--------------------------------

         No investor may engage in short sales of our common stock, except as provided in the agreement.

THE NOTES

         The outstanding notes have a maturity date of three years from issuance and are convertible into our common stock at a per share price determined at the time of conversion, equal to the lower of:

o        $.04933, or

o 70% of the average of the three lowest closing bid prices for our common stock for the 60 trading days preceding the conversion date.

         If, however, the notes have not yet been converted as of their maturity date, the holder will have the option of converting the notes at a price equal to 78% of the average of the 3 lowest closing bid prices of the common stock during the 10 trading days preceding the maturity date.

         Under the terms of the subscription agreements, we have the option, subject to certain conditions, of requiring the investors to purchase additional convertible put notes totaling $9,500,000 in a series of puts issued not more frequently than once in each 30-calendar day period during a span of 3 years beginning with the effectiveness of the registration statement of which this prospectus forms a part. The conditions for these additional investments include:

o        various minimum price and trading volume requirements;

o we need to be a reporting company under the Securities Exchange Act of 1934, as amended;

o our shares must be registered on the OTC Bulletin Board or other principal market; and

o the registration statement, of which this prospectus forms a part, must be effective.

         The terms of these convertible put notes are the same as the notes issued to the investors at the closing, except that the maturity date of the put notes is 3 years from the date that the put notes are issuable, and except for the conversion price of the put notes. The conversion price of the put notes having an aggregate value of $500,000 will be the lower of:

o 80% of the average of the 3 lowest closing bid prices of the common stock during the 30 trading days prior to the closing date for purchase of the put notes, and

o 70% of the average of the 3 lowest closing bid prices of the common stock during the 60 trading days prior to the date of conversion of the related put note.

         The conversion price of the remainder of the put notes having an aggregate value of $9,000,000 will be:

o 72% of the average of the 3 lowest closing bid prices of the common stock for the 15 trading days prior to the date of conversion of the related put note, subject to an increase of up to 80% if we meet specified targets for trading volume and average closing bid price of our common stock during 22-day look-back periods occurring a specified number of months after the effective date of the registration statement.

         Under the terms of the subscription agreements, we are required to file a registration statement registering 45,000,000 shares of our common stock, of which at least 33,000,000 shares must be reserved for issuance upon conversion of the notes and upon exercise of the warrants issuable in connection with the notes; and the remainder of the shares may be reserved for issuance upon conversion of the put notes and upon exercise of the warrants issuable in connection with the put notes.

SUBSCRIPTION AGREEMENT WARRANTS

         The warrants will be issued in connection with the conversion of the notes ("initial warrants"), and put warrants will be issued in connection with the conversion of put notes ("put warrants"). The initial warrants, once issued, will be exercisable at an exercise price equal to $.07. The put warrants, once issued, will be exercisable at an exercise price equal to the lowest bid price of our common stock during the 10 trading days preceding the related put date. The number of shares issuable upon exercise of the initial warrants and put warrants will equal 12% of the number of shares issued upon conversion of the related initial notes or put notes. The initial warrants and put warrants will have a term of five years from the date of issuance.

         Put warrants will also be issued at the end of each year, for a period of three years, subject to certain conditions, if we do not require the investors to purchase put notes worth certain amounts during such year. The number of shares issuable upon exercise of these put warrants will be equal to 12% of the number of shares of common stock which would have been issued upon conversion of the related put note, had we required the investors to purchase such notes.

         All of the warrants and put warrants have adjustment provisions for standard dilution events including stock splits, stock dividends and similar transactions.

FINDER'S FEES

         On August 28, 2000, at the closing of this financing, we paid the following fees: $50,000, which is 10% of the aggregate amount of the notes purchased, of which $40,000 was paid to Alon Enterprises Ltd., and $10,000 was paid to Libra Finance S.A. In addition, we agreed to pay finder's fees of 10% of actual cash proceeds from the exercise of the warrants and put warrants to be issued in connection with the conversion of the notes and put notes.

                             BUSINESS - OUR COMPANY

                             A SUMMARY OF WHAT WE DO

         We are a development stage company in the process of building an automated network of interactive pay station terminals with video advertising displays. We plan to own and operate a communications services and electronic publishing network by deploying public access multimedia terminals which will be centrally managed from our network and service-operating center. The network will satisfy the demand for Internet access and business services for people "on-the-go". This network will provide traditional communication services, such as telephone, e-mail, facsimile, copy and print; it will also provide e-commerce services, such as advertising, shopping, and other transactional services, as well as a platform for publishing a wide variety of information and electronic fulfillment services. Since 1990, we funded development and distribution of several generations of public access fax terminals known as GoFax.

                            OUR PRODUCTS AND SERVICES

         We intend to place, own, and operate terminals in strategic, high traffic areas, so we can reach consumers and earn revenue by offering services from the following three categories:

         TELECOMMUNICATIONS SERVICES
         o        Internet and e-mail access
         o        Local and long distance phone calls
         o        Laptop, palm and wireless connectivity

         BUSINESS SERVICES
         o        Fax -- send and receive (real time or forward)
         o        Copy original documents
         o Print (from laptop or other enabled portable device, documents, Internet pages, or e-mail attachments)

         E-COMMERCE SERVICES
         o        Passive advertising from attract mode
         o        Sponsorships of portal and directory services

         o        Banner and other strategically placed advertising
         o        Click-through referrals
         o        Affiliate transactions and other client services

         We intend to sell both telecommunication and business services directly to the consumer. We also intend to introduce a passive advertising medium from which we expect to derive advertising revenues based on exposures.

         We intend to package content with support from strategic partners, sponsors, service affiliates and third party content providers. Pages that we develop will enable us to earn additional revenue from special relationships for referral, click-through, transactional, and fulfillment activities, as well as provide additional screen space for advertisement placements.

         We intend to engage in referral or affiliate programs from which we expect to earn substantial commissions for both delivering customers and managing transactions: such as providing reservations (airline, hotel, car rental, and restaurant), printing maps, and issuing tickets.

                      DEVELOPING OUR PAY STATION TERMINALS

         In the first phase of development, we expect to manufacture a prototype pay station terminal. We do not intend to manufacture the prototype ourselves; instead, we expect to develop alliances with manufacturers and network providers. Once the manufacturer is engaged, we expect to have a prototype developed within 3 months. Thereafter, we intend to have several pay station terminals developed in order to send to various certification agencies for approval certification. Once we receive this approval, we will start having the pay stations manufactured and deployed. We plan to place a minimum of 10,000 pay station terminals in the marketplace within 5 years.

                                 OUR TECHNOLOGY

         Our technology approach is to develop and have manufactured pay station terminals with full communications and multi-media capability. Very little in the way of application programming will be resident on the remote terminal which will allow for future growth and enhancements as service requirements evolve and change.

         Using "shrink-wrap" software which we intend customizing, our pay station terminals will include such standard features as: phone; fax; copy; print; and Internet and with advanced features such as: voice over Internet protocol; fax over Internet protocol; streaming audio and video; as well as provisioning for future enhancements like voice recognition. We intend to provide a complete voice, fax, audio and video, and data-over-Internet solution incorporating signal, network, telephony, and management processing software for a comprehensive integrated suite of application services.

         Terminals will be supported by WebCentral(TM), a unified management solution which is intended to provide a fully integrated infrastructure designed to manage the network and services from a centralized site. WebCentral(TM) is a content-rich publishing, management, distribution, fulfillment, and bill settlement system.

         We will, as part of our development, create an "intuitive user interface". Through this non-invasive entry screen, we intend to create a relationship with our customers each time they visit a WebCenter pay station terminal, regardless of its location.

         Assuming we obtain sufficient financing, we expect to spend approximately $2,000,000 in the first six months to implement an operational environment and field units. This involves the purchase of components and software, the integration of the network, and the execution of the operational programming. It also includes functionally testing terminals, finishing the mechanical design and production tooling, receiving UL and FCC certifications, and field-testing.

                                 OUR STRATEGIES

         Our deployment strategy is to capture the highest priority placements: airports (especially in the pay phone banks), convention centers and the hotels that surround these venues. We are primarily targeting business travelers. Further deployment will target major retail locations and their affinity programs.

         As we acquire and queue for installation of our terminals, we intend to establish local field service centers in each of the top 25 markets in major metropolitan areas to both support and further capitalize on our local presence.

         Beyond the basic services contemplated, our strategy is to leverage these locations by publishing and packaging both local and national information as well as transactional services deemed useful to their targeted audiences. We expect that these e-commerce services will include affinity programs, pre-paid telephone service, travel arrangements (airline ticketing, hotel and rental car reservations, detailed maps, directories, etc.), shopping opportunities, bill paying, money transfer and other electronic banking activities, as well as universal messaging store and forward services.

                             REVENUES AND MARKETING

         We are in the developmental stage of our pay station terminal business and currently have no revenues.

         We have developed a multi-faceted marketing plan to facilitate the following objectives:

         o        acquire and retain strategic locations
         o forge synergy partnerships with suppliers and location hosts o attract and fulfill targeted users
         o        stimulate repeat usage and loyalty
         o        secure advertising and e-commerce sponsorship
         o        promote specialized services and unique features
         o        create industry awareness

         We plan to acquire strategic locations for our pay station terminals through an in-house sales and marketing department and a network of independent contractors working on a commission basis.

         Once our product is fully operational, we expect the following average daily revenue per pay station terminal from our service mix at the various venue installations:

------------------- -------------------------- --------------- ----------------- ------------ -------------------
VENUES              COMMUNICATIONS             SERVICE         COMMERCE          AVERAGE         AVERAGE
------              --------------             -------         --------
                    Phone, E-mail              Fax, Copy,      Advertising,        DAILY          YEARLY
                    Internet Browsing          Print           Transactions        TOTAL           TOTAL
------------------- -------------------------- --------------- ----------------- ------------ -------------------
Airports                   $   30                 $   25             $   37         $  92        $ 33,500
------------------- -------------------------- --------------- ----------------- ------------ -------------------
Hotels                     $   17                 $   16             $   18         $  51        $ 18,500
------------------- -------------------------- --------------- ----------------- ------------ -------------------
Retailers                  $   11                 $   10             $   13         $  34        $ 12,250
------------------- -------------------------- --------------- ----------------- ------------ -------------------
Others                     $   14                 $   16             $   21         $  51        $ 18,500
------------------- -------------------------- --------------- ----------------- ------------ -------------------

MARKETING TO LOCATIONS

         We are attempting to enter into agreements with various airports and convention centers to place our terminals in such locations.

         As we secure each new airport or convention center, we will concentrate our local marketing efforts on the surrounding hotels. Concurrently, we will initiate placement campaigns to retail drug and food chains, as well as malls to provide hosting services for affinity programs and a complimentary e-commerce platform.

         We will offer location hosts the option to create customized content and targeted presentations to reach their customers and enhance relationship marketing efforts.

MARKETING TO END-USERS

         Our approach to attracting new users and stimulating repeat business is to strategically locate the terminals in high traffic areas in front of captive audiences, and use the display screen to motivate usage by offering low-cost services and free incentives. Rewards for continued usage, sweepstakes, give-aways, coupons, discounted merchandise, free maps and concierge services (ie. restaurant locations, reservations, etc.) are successful and commonly used techniques.

ADVERTISING, PUBLICITY, TRADE SHOWS AND PROMOTIONS

         We have developed a "marketing communications action plan" that identifies a combination of programs including a selective print advertising campaign, interviews and articles in key trade publications, and press management to deliver our message to prospects.

         We also intend to exhibit at significant industry trade shows including those for airports, lodgings, and convention industries. We also expect to develop and schedule promotional events for specific local markets to synergize with ongoing installations. We will also seek co-branded national promotional opportunities, as soon as we establish service in a critical number of markets.

INTERNATIONAL MARKETS

         We have identified substantial offshore opportunities to install our network of terminals. There is enormous demand in those areas most frequented by international business travelers as well as countries with modest teledensities, where traditional telephony and Internet access are not available to the average consumer. In these instances, we intend to establish strategic alliances with in-country business partners to install, maintain and operate a network operations center, and/or service operation center facilities, as may be appropriate.

                                   COMPETITION

         Once we introduce our products and services into the market place, we anticipate experiencing significant competition from various sources for our different services. We compete with companies that offer terminals that provide e-mail and Internet services or pay station terminals with standard phone and fax features. For example, our Internet terminal business may compete with numerous companies, including TelWeb Inc. (recently purchased by Schlumberger) which has primarily concentrated on markets in Canada and Europe and has announced plans to develop and maintain a centralized network control facility to manage services for the owner operators deploying their units, Aerzone (formerly Laptop Lane which was recently purchased by SoftNet Systems, Inc.) and CAIS Internet, which have been in the business for far longer than us. Our potential location providers, namely airports, telephone companies, hotels, convention centers, malls, and retail food and drug stores, may also become our competitors by developing their own products or offering services that we intend to provide. Many of such competitors have resources far greater than ours.

         Aerzone (formerly Laptop Lane which was recently purchased by SoftNet Systems, Inc.) is a competitive business model which leases space in airports and provides customers a 40 square-foot private workstation with walls, a door, tabletop and chair. They are currently situated in 11 airports, and expect to open 2 more this year. Moreover, SoftNet Systems, Inc. in association with CMGI, Nokia, Compaq and Cisco are planning a wireless LAN for laptops and other mobile communication devices for use in airports, hotels and convention centers. CAIS Internet, with its acquisitions of iPORT and QuickATM, has recently announced a somewhat similar strategy.

         Below, is a brief overview highlighting several competitive products and companies, with actual services offered as of the date of this prospectus as far as we are aware (except for our services which are planned). The competitors vary widely, from manufacturers of competitive units selling to owner operators to companies vying for prime locations and operating their own kiosks.

                                                   WEBCENTER 3000(TM) VS. COMPETITORS

                     --------------------------------------------------------------------------------------
                                                         F E A T U R E S

                        ---------- --------- -------- --------- ----------- ---------- --------- -----------
                                                                  E-MAIL                         NETWORK
MULTI-FEATURE             PHONE      FAX      COPY     PRINT        &       LAPTOP      VIDEO    OPERATING
PAYSTATIONS                                                      INTERNET    ACCESS               CENTERS
----------------------- ---------- --------- -------- --------- ----------- ---------- --------- -----------
WEBCENTER 3000(TM)         YES       YES       YES      YES        YES         YES       YES        YES
----------------------- ---------- --------- -------- --------- ----------- ---------- --------- -----------
KING                       YES        NO       NO        NO        YES         NO         NO         NO
----------------------- ---------- --------- -------- --------- ----------- ---------- --------- -----------
GET2NET                    NO         NO       NO        NO        YES         YES        NO         NO
----------------------- ---------- --------- -------- --------- ----------- ---------- --------- -----------
ICOM                       YES        NO       NO       YES        YES         NO         NO         NO
----------------------- ---------- --------- -------- --------- ----------- ---------- --------- -----------
I-MAGIC                    YES        NO       NO        NO        YES         YES        NO         NO
----------------------- ---------- --------- -------- --------- ----------- ---------- --------- -----------
LAPTOP LANE                YES       YES       YES      YES        YES         YES        NO         NO
----------------------- ---------- --------- -------- --------- ----------- ---------- --------- -----------
NET ACCESS                 NO         NO       NO        NO        YES         NO         NO         NO
----------------------- ---------- --------- -------- --------- ----------- ---------- --------- -----------
PAY NET / NETNEARU         YES        NO       NO       YES        YES         NO        YES         NO
----------------------- ---------- --------- -------- --------- ----------- ---------- --------- -----------
CAIS/QUICKATM              NO        YES       NO        NO        YES         NO         NO         NO
----------------------- ---------- --------- -------- --------- ----------- ---------- --------- -----------
TELWEB                     YES       YES       NO       YES        YES         NO        YES         NO
----------------------- ---------- --------- -------- --------- ----------- ---------- --------- -----------
TOUCHNET                   YES       YES       YES      YES        YES         NO        YES         NO
----------------------- ---------- --------- -------- --------- ----------- ---------- --------- -----------

                                    EMPLOYEES

         We employ five people, four of whom are full-time employees. We expect to employ additional people as we continue to implement our plan of operation. None of our employees are covered by a collective bargaining agreement, and we believe that our relationship with our employees is satisfactory.

                             DESCRIPTION OF PROPERTY

         Our subsidiary, WebCenter leases, on a month to month basis, approximately 2,200 square feet in a building located at 111 Airport Road, Warwick, RI 02889. This lease may be terminated by either the landlord or us with three months prior written notice.

                                LEGAL PROCEEDINGS

         Fernando L. Sabino filed a complaint against us and George Strouthopoulos, our Chief Executive Officer, alleging that we failed to redeem 200,000 shares of our common stock pursuant to a stock purchase agreement between him and us dated June 24, 1997. In October, 1999, judgment was entered against us with fees totaling $58,300. In October 2000, we entered into a settlement agreement with Mr. Sabino which includes the following terms: we will pay Mr. Sabino $5,000 per month, commencing October 2000 through August 2001, and we will pay a final payment of $3,300 on September 2001; Mr. Sabino has agreed to stay execution on the judgment until the settlement is fully repaid or credited from Mr. Sabino's sale, if any should occur, of the shares of our common stock which are the subject of the claim.

                                   MANAGEMENT

                        DIRECTORS AND EXECUTIVE OFFICERS

         The following table sets forth information about our executive officers and directors.

NAME                                       AGE            POSITION
----                                       ---            --------
George Strouthopoulos                       58            Chief Executive Officer, President and Director

Erwin Vahlsing, Jr.                         44            Chief Financial Officer, Treasurer, Secretary and
                                                          Director

William P. Lord                             43            President, WebCenter Technologies Inc.

Jeffrey S. Holub                            53            Vice President of Information Technologies, WebCenter
                                                          Technologies, Inc.


         GEORGE STROUTHOPOULOS is our Chief Executive Officer and President. Mr. Strouthopoulos was appointed to our Board of Directors in 1991. He has served as our Chief Executive Officer and President since his appointment in 1991. From 1990 to 1997, Mr. Strouthopoulos was President of GoFax, Inc., our former subsidiary.

         ERWIN VAHLSING, JR., is our Chief Financial Officer, Treasurer and Secretary. Mr. Vahlsing was appointed to our Board of Directors in February of 1999. Mr. Vahlsing has served as our Chief Financial Officer and Treasurer since his appointment in April of 1999 and has served as our Secretary since his appointment in November of 2000. Since January 2000, Mr. Vahlsing has been a Senior Partner in the management consulting firm of Carter and Vahlsing, CPA. From 1998 to January 2000, Mr. Vahlsing was General Manager of Connect Teleservices, LLC, a telemarketing company. From 1996 to 1998, Mr. Vahlsing served as Senior Financial Analyst for Monarch Industries, an architectural woodworking firm. During 1995, Mr. Vahlsing owned Ocean State Financial Consulting, a financial consulting business. Mr. Vahlsing received his degree in Accounting from the University of Connecticut, and an Masters in Business Administration from the University of Rhode Island.

         WILLIAM P. LORD is President of WebCenter Technologies, Inc., our wholly-owned subsidiary. He has served as President since his appointment in June 1999. From September 1997 until April 1999, Mr. Lord served as Vice President of Strategic Marketing & Corporate Communications for U.S. Digital Communications, a distributor of mobile satellite telephony solutions such as Iridium, INMARSAT and MSAT. From 1987 to 1997, Mr. Lord was the President of Lord Enterprises, Inc., a management and marketing consulting company.

         JEFFREY S. HOLUB is Vice President of Information Technologies of WebCenter Technologies, Inc., our wholly-owned subsidiary. Mr. Holub has held this position since he started working with us in June 1999. From 1994 to 1999, Mr. Holub owned an Internet consulting practice. Mr. Holub received his B.A. in History from the University of Wisconsin.

         BOARD OF DIRECTORS

         Our board currently consists of two directors with one vacancy. Prior to February 1999 our board consisted of George Strouthopoulos and Gary Finck. In February 1999, Messrs. Strouthopoulos and Finck appointed Erwin Vahlsing Jr. and Robert Galbreath to our board. Mr. Finck died in April 1999 and Mr. Galbreath resigned from our board in December 1999.

         BOARD COMMITTEES

         The board of directors has established no committees.

                             EXECUTIVE COMPENSATION

         None of our executive officers received salaries from us during the 1999 fiscal year. However, certain executive officers were paid consulting services for services provided to us during the 1999 fiscal year. See "Certain Relationships and Related Transactions".

         The following table sets forth information concerning annual and long-term compensation, on an annualized basis for the 2000 fiscal year, for our Chief Executive Officer and for each of our other executive officers (the "named executive officers") whose compensation on an annualized basis is anticipated to exceed $100,000 during fiscal 2000.

                           SUMMARY COMPENSATION TABLE
                           --------------------------

----------------------------- ------------------------------------------------- ------------------------------ --------------
                                             ANNUAL COMPENSATION                    LONG-TERM COMPENSATION
----------------------------- ------- -------------- --------- ---------------- --------------- -------------- --------------
                                                                                 RESTRICTED       SECURITIES
NAME AND PRINCIPAL            FISCAL                             OTHER ANNUAL   STOCK AWARDS      UNDERLYING      ALL OTHER
POSITION                      YEAR       SALARY      BONUS       COMPENSATION        (1)            OPTIONS     COMPENSATION
----------------------------- ------- -------------- --------- ---------------- --------------- -------------- --------------
George Strouthopoulos         2000      $120,000(2)     $  0           $ 0               0               0         $ 0 (3)
Chief Executive Officer
----------------------------- ------- -------------- --------- ---------------- --------------- -------------- --------------
Erwin Vahlsing, Jr.           2000             0(4)        0             0               0               0           0 (3)
Treasurer and Director
----------------------------- ------- -------------- --------- ---------------- --------------- -------------- --------------
William P. Lord               2000       120,000(5)        0             0               0               0           0 (3)
President of WebCenter
Technologies, Inc.
----------------------------- ------- -------------- --------- ---------------- --------------- -------------- --------------
Jeffrey S. Holub              2000        90,000(6)        0             0               0               0           0 (3)
Vice President of
Information Technologies
of WebCenter
Technologies, Inc.
----------------------------- ------- -------------- --------- ---------------- --------------- -------------- --------------

(1) The named executive officers are not expecting to receive any long term incentive plan payouts in 2000.

(2) Mr. Strouthopoulos commenced the right to receive his salary in September 2000 and thus will only be entitled to receive $40,000 during the 2000 fiscal year.

(3) The aggregate amount of personal benefits not included in the Summary Compensation Table does not exceed the lesser of either $50,000 or 10% of the total annual salary and bonus paid to the named executive officers.

(4) Mr. Vahlsing does not receive a salary from us for his services. See "Certain Relationships and Related Transactions".

(5) Mr. Lord commenced the right to receive his salary in September 2000 and thus will only be entitled to receive $40,000 during the 2000 fiscal year. Prior to September 2000, Mr. Lord received compensation from us as a consultant. See "Certain Relationships and Related Transactions".

(6) Mr. Holub commenced the right to receive his salary in September of 2000 and thus will only be entitled to receive $30,000 during the 2000 fiscal year. Prior to September 2000, Mr. Holub received compensation from us as a consultant. See "Certain Relationships and Related Transactions".

                                  STOCK OPTIONS

         We did not grant stock options in 1999. As of the date of this prospectus, we have not granted stock options in 2000.

         No executive officer held stock options during the 1999 fiscal year. As of the date of this prospectus, no executive officer holds stock options.

                             2000 STOCK OPTION PLAN

         Our stock option plan was adopted by our board of directors on November 1, 2000. The plan will be submitted for the approval of our stockholders at the next annual meeting of stockholders. Options granted under the plan may include those qualified as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended, as well as non-qualified options. Employees as well as other individuals, such as outside directors and consultants of ICOA (and our affiliated corporations) who are expected to contribute to our future growth and success are eligible to participate in the plan. However, incentive stock options may only be granted to persons who are employees of ICOA or certain of our affiliates on the date of grant. As of November 30, 2000, no options had been granted under the plan.

         Once the registration statement, of which this prospectus is a part, becomes effective, the plan will be administered by a committee of our board of directors of not less than two directors, each of whom must be a "Non-Employee Director" within the meaning of regulations promulgated by the Securities and Exchange Commission and an "Outside Director," within the meaning of regulations promulgated by the U.S. Department of the Treasury. The stock option plan committee has the authority under the plan to determine the terms of options granted under the plan, including, among other things, the individuals who will receive options, the times when they will receive them, whether an incentive stock option and/or non-qualified option will be granted, the number of shares to be subject to each option, and the date or dates each option will become exercisable.

         The following summary of the plan is qualified in its entirety by reference to the text of the plan, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part.

 TYPES OF GRANTS AND AWARDS

         The plan permits the grant of options which are intended to either be "incentive stock options" within the meaning of Section 422 of the Code, or "non-qualified stock options", which do not meet the requirements of Section 422 of the Code.

 ELIGIBILITY

         All employees (including officers), directors and consultants of ICOA and our affiliated corporations are eligible to be granted options under the plan. We currently have five employees.

 STOCK SUBJECT TO THE PLAN

         The total number of shares of common stock for which options may be granted under the plan may not exceed 7,500,000, subject to possible adjustment in the future, including adjustments in the event of a recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar transaction affecting our common stock. Any shares of common stock subject to any option which for any reason expires, is canceled or is terminated unexercised will again become available for granting of options under the plan. However, once the registration statement, of which this prospectus is a part, becomes effective, none of our employees may be granted options with respect to more than 2,000,000 shares of common stock during any calendar year.

 ADMINISTRATION

         Once the registration statement, of which this prospectus is a part, becomes effective, the plan will be administered by a committee of the board of directors of not less than two directors, each of whom must be a "Non-Employee Director" within the meaning of regulations promulgated by the Securities and Exchange Commission and an "Outside Director," within the meaning of regulations promulgated by the U.S. Department of the Treasury. The stock option plan committee has the authority under the plan to determine the terms of options granted under the plan, including, among other things, the individuals who will receive options, the times when they will receive them, whether an incentive stock option and/or non-qualified option will be granted, the number of shares to be subject to each option, the date or dates each option will become exercisable (including whether an option will become exercisable upon certain reorganizations, mergers, sales and similar transactions involving ICOA), and the date or dates upon which each option will expire. The stock option plan committee has the authority, subject to the provisions of the plan, to construe the terms of option agreements and the plan; to prescribe, amend and rescind rules and regulations relating to the plan; and to make all other determinations in the judgment of the stock option plan committee necessary or desirable for the administration of the plan.

 EXERCISE PRICE

         The exercise price of options granted under the plan is determined by the stock option plan committee, but in the case of an incentive stock option may not be less than 100% of the fair market value of the common stock on the date the incentive stock option is granted (110% of such fair market value in the case of incentive stock options granted to an optionee who owns or is deemed to own stock possessing more than 10% of the total combined voting power of all classes of stock of ICOA (a "ten percent stockholder")). The exercise price is payable by delivery of cash or a check to the order of ICOA in an amount equal to the exercise price of such options, or by any other means (including, without limitation, cashless exercise) which the board of directors determines are consistent with the purpose of the plan and with applicable laws and regulations.

 TERMS AND CONDITIONS

o Options granted to employees and consultants may be granted for such terms as is established by the stock option plan committee, provided that, the term will be for a period not exceeding ten years from the date of the grant, and further provided that incentive stock options granted to a ten percent stockholder will be for a period not exceeding five years from the date of grant.

o Except to the extent otherwise determined by the stock option plan committee at the time of grant of a non-qualified stock option, if an optionee's relationship with ICOA is terminated for any reason other than "disability" or death, the option may be exercised at any time within three months thereafter to the extent exercisable on the date of termination. However, in the event that the termination of such relationship is either (a) for cause, or (b) otherwise attributable to a breach by the optionee of an employment or confidentiality or non-disclosure agreement, such option will terminate immediately.

o Except to the extent otherwise determined by the stock option plan committee at the time of grant of a non-qualified stock option, in the event of the death of an optionee while an employee of, or consultant or advisor to ICOA, within three months after the termination of such relationship (unless such termination was for cause or without the consent of ICOA) or within one year following the termination of such relationship by reason of the optionee's "disability", the option may be exercised, to the extent exercisable on the date of his or her death, by the optionee's legal representatives at any time within one year after death, but not thereafter and in no event after the date the option would otherwise have expired.

o An option may not be transferred other than by will or the laws of descent and distribution and may be exercised during the lifetime of the optionee only by the optionee.

o The stock option plan committee may (i) accelerate the date or dates on which an option may be exercised, or (ii) extend the dates during which an option may be exercised, provided, that no such acceleration or extension with cause any option intended to be an incentive stock option to fail to qualify as an incentive stock option, or cause the plan or any option granted thereunder to fail to comply with applicable short-swing profit rules promulgated by the Securities and Exchange Commission.

o The stock option plan committee may include additional provisions in option agreements, including without limitation, restrictions on transfer, repurchase rights, rights of first refusal, commitments to pay cash bonuses or to make, arrange for or guaranty loans or to transfer other property to optionees upon exercise of options, provided, that such additional provisions will not be inconsistent with the requirements of applicable law and such additional provisions will not cause any option intended to be an incentive stock option to fail to qualify as an incentive stock option.

                              EMPLOYMENT AGREEMENT

         As of the date of this prospectus, we have not entered into written employment agreements with any of our employees.

                             PRINCIPAL STOCKHOLDERS

         The following table sets forth, as of November 16, 2000, certain information with respect to the beneficial ownership of the common stock by (1) each person known by us to beneficially own more than 5% of our outstanding shares, (2) each of our directors, (3) each named executive officer and (4) all of our executive officers and directors as a group. Except as otherwise indicated, each person listed below has sole voting and investment power with respect to the shares of common stock set forth opposite such person's name.


NAME AND ADDRESS OF                          AMOUNT AND NATURE OF                     PERCENT OF
BENEFICIAL OWNER (1)                         BENEFICIAL OWNERSHIP (2)           OUTSTANDING SHARES
--------------------                         ------------------------           ----------------------
5% STOCKHOLDERS
---------------
Dale Newberg                                         6,650,000 (3)                        16.5%
550 N. Island
Golden Beach, FL 33160
Susan Bruno                                         2,294,295                             5.7%
140 Old Distillery Road
Hendersonville, NC 28730
G&C Inc.                                             8,213,263 (4)                        20.4%
DIRECTORS AND NAMED
-------------------
  EXECUTIVE OFFICERS
  ------------------
George Strouthopoulos                                9,383,033 (5)                        23.3%
Erwin Vahlsing, Jr.                                   200,200                               *
William P. Lord                                         --                                  *
Jeffrey P. Holub                                       50,000                               *
All the Officers and Directors                       9,633,233                            23.9%
  as a Group

----------------
*      Less than 1%

(1) Unless otherwise indicated, the address of each beneficial owner is c/o ICOA, 111 Airport Road, Warwick, RI 02889.

(2) Under the rules of the SEC, a person is deemed to be the beneficial owner of a security if such person has or shares the power to vote or direct the voting of such security or the power to dispose or direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities if that person has the right to acquire beneficial ownership within 60 days of the date hereof. Unless otherwise indicated by footnote, the named entities or individuals have sole voting and investment power with respect to the shares of common stock beneficially owned.

(3) Based upon a Schedule 13D filing, dated August 18, 2000 and includes 2,650,000 shares held by Dale Financial Consulting Svc Pension Plan of which Ms. Newberg is the President.

(4)    Mr. Strouthopoulos is the sole stockholder of G&C Inc.

(5) Includes 8,213,263 shares held by G&C Inc., of which Mr. Strouthopoulos is the sole stockholder.

                                    DILUTION

         As of November 16, 2000, we had issued and outstanding 40,280,607 shares of common stock. At that date, there were an additional 57,900,000 shares of common stock subject to possible future issuances.

         The existence of notes issued and issuable to certain of the selling stockholders pursuant to the subscription agreements, and the warrants issuable in connection therewith may adversely affect the terms on which we may obtain additional equity financing. Moreover, the holders are likely to exercise their rights to acquire common stock at a time when we would otherwise be able to obtain capital with more favorable terms than we could obtain through the exercise of such securities.

DILUTION EFFECTS OF THE SECURITIES UNDERLYING THE SUBSCRIPTION AGREEMENTS

         The following table describes the number of shares of our common stock into which the initial notes in the principal amount of $500,000 issued to certain of the selling stockholders, and warrants issuable in connection therewith, would have been convertible or exercisable if the holders of these securities could have fully converted or exercised all of such securities on November 17, 2000 based on three alternate presumed market prices. This table also describes the percentages of our total outstanding common stock represented by the shares of common stock into which all of such notes and warrants would have been convertible on November 17, 2000.

         For purposes of this table, we assume that the average of the three lowest closing bid prices for a share of our common stock during the immediately preceding 60 day trading period before conversion, which is an element of the prescribed conversion price, was the same as the price per share referred to in each of the respective rows of column one of the table and we also assume that the registration statement had been declared effective by November 17, 2000.

                                                                              Percentage of our outstanding
                                                     Number of shares of       common stock represented by
                                                    common stock issuable       the shares of common stock
     Percentage of market          Conversion       upon conversion of the     issuable upon conversion of
    price per share of our          price for     notes and exercise of the    notes, and upon exercise of
         common stock                 notes                warrants                    the warrants
------------------------------  ---------------  ---------------------------  ----------------------------
At $0.134 per share (150% of
the market price at November          $0.049              11,428,572                      22.1%
16, 2000)

At $0.089 per share (100% of
the market price at November          $0.049              11,428,572                      22.1%
16, 2000)

At $0.045 per share (50% of
the market price at November          $0.032              17,500,000                      30.3%
16, 2000)

         The following table describes:

o the number of shares of our common stock into which put notes and warrants issuable in connection therewith, would have been convertible, if we require certain of the selling stockholders to purchase $1,000,000 of notes, pursuant to the terms of the subscription agreements and the holders of these securities could fully convert these put notes as of November 17, 2000; and

o the percentages of our total outstanding common stock represented by the shares of common stock into which such notes and warrants, including the initial notes in the amount of $500,000 previously issued and warrants issuable in connection thereto, would have been convertible on November 17, 2000 without regard to the monthly maximum put amount as set forth in the subscription agreements.

         For purposes of this table we assume that the registration statement had been declared effective by November 17, 2000.

                                                                                      Percentage of our
                                                   Number of shares of common     outstanding common stock
                                                       stock issuable upon      represented by the shares of
                                                     conversion of the notes     common stock issuable upon
       Amount of           Conversion price for        and exercise of the        conversion of notes, and
   Convertible Notes              notes                     warrants            upon exercise of the warrants
----------------------     --------------------  ---------------------------   ------------------------------
      $1,000,000           $0.049 and $0.061(1)               20,608,901                    44.3%

----------------
(1) Pursuant to the conversion formulas in the subscription agreement. See "The August 2000 Financing".


                              SELLING STOCKHOLDERS

         The shares being offered for resale by the selling stockholders consist of the shares of common stock underlying notes and warrants issued and issuable pursuant to the terms of the subscription agreements. The selling stockholders do not have and, within the past three years have not had, any position, office or other material relationship with us or any of our predecessors or affiliates.

         The following table sets forth the name of the selling stockholders, the number of shares of common stock beneficially owned by each of the selling stockholders as of November 27, 2000, and the number of shares of common stock being offered by the selling stockholders. The shares being offered hereby are being registered to permit public secondary trading, and the selling stockholders may offer all or part of the shares for resale from time to time. However, the selling stockholders are under no obligation to sell all or any portion of such shares nor are the selling stockholders obligated to sell any shares immediately upon effectiveness of this prospectus. All information with respect to share ownership has been furnished by the selling stockholders.

                                              Shares of common                                    Shares of common stock
                                            stock owned prior to    Shares of common stock       owned after offering(2)
Name of selling stockholder                     offering(1)             to be sold(1)          Number           Percent
------------------------------              ---------------------  ------------------------  ---------------------------------
Keshet L.P. (3)                                3,775,511   (4)          3,775,511   (4)           0                 0%

Libra Finance S.A. (5)                           489,797   (6)            489,797   (6)           0                 0

Nesher Ltd. (7)                                1,173,470   (8)          1,173,470   (8)           0                 0

Talbiya B. Investments Ltd. (9)                  734,696  (10)            734,696  (10)           0                 0

Tusk Investments, Inc. (11)                    4,081,633  (12)          4,081,633  (12)           0                 0
                                               ---------                ---------            ---------         ---------
Total                                         10,255,107               10,255,107                 0                 0

------------------------

(1) Assumes that each selling stockholder had fully converted its notes into our common stock on November 17, 2000, and that the warrants issuable in connection therewith were issued, and that each selling stockholder fully convert such warrants into our common stock on November 17, 2000.

(2) Assumes that all of the shares of common stock offered in this prospectus are sold and no other shares of common stock are sold during the offering period.

(3) John Clarke, is a director of Keshet Management, the general partner of Keshet L.P. and has investment control of Keshet L.P.

(4)      Represents shares of our common stock issuable upon conversion of a note in the amount of $185,000.

(5) Seymour Braun is a director of Libra Finance S.A. and has investment control of Libra.

(6) Represents shares of our common stock issuable upon exercise of warrants issuable with respect to the initial $500,000 of notes. Does not include shares of our common stock issuable upon exercise of any put warrants.

(7) John Clarke is a director of Nesher Ltd. and has investment control of Nesher.

(8)      Represents shares of our common stock issuable upon conversion of a note in the amount of $57,500.

(9) John Clarke is a director of Talbiya B. Investments Inc. and has investment control of Talbiya.

(10) Includes 1,173,470 shares of our common stock issuable upon conversion of a note in the amount of $57,500, and 734,696 shares of our common stock issuable upon exercise of warrants issuable with respect to the initial $500,000 of notes. Does not include shares of our common stock issuable upon exercise of any put warrants.

(11) Gisela Kindle is a director of Tusk Investments, Inc. and has investment control of Tusk.

(12)     Represents shares of our common stock issuable upon conversion of a note in the amount of $200,000.

                              PLAN OF DISTRIBUTION

         The shares may be sold or distributed from time to time by the selling stockholders or by pledgees, donees or transferees of, or successors in interest to, the selling stockholders, directly to one or more purchasers (including pledgees) or through brokers, dealers or underwriters who may act solely as agents or may acquire shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. The distribution of the shares may be effected in one or more of the following methods:

o        ordinary brokers transactions, which may include long or short sales,

o transactions involving cross or block trades on any securities or market where our common stock is trading,

o purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts pursuant to this prospectus,

o "at the market" to or through market makers or into an existing market for the common stock,

o in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents,

o through transactions in options, swaps or other derivatives (whether exchange listed or otherwise), or

o any combination of the foregoing, or by any other legally available means.

         In addition, the selling stockholders may enter into hedging transactions with broker-dealers who may engage in short sales, if short sales were permitted, of shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus.

         Brokers, dealers, underwriters or agents participating in the distribution of the shares may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). The selling stockholders and any broker-dealers acting in connection with the sale of the shares hereunder may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act of 1933, and any commissions received by them and any profit realized by them on the resale of shares as principals may be deemed underwriting compensation under the Securities Act of 1933. Neither the selling stockholders nor we can presently estimate the amount of such compensation. We know of no existing arrangements between the selling stockholders and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares.

         We will not receive any proceeds from the sale of the shares pursuant to this prospectus. We have agreed to bear the expenses of the registration of the shares, including legal and accounting fees, and such expenses are estimated to be approximately $63,898.

         We have informed the selling stockholders that certain anti-manipulative rules contained in Regulation M under the Securities Exchange Act of 1934 may apply to their sales in the market and have furnished the selling stockholders with a copy of such rules and have informed them of the need for delivery of copies of this prospectus.

         The selling stockholders may also use Rule 144 under the Securities Act of 1933 to sell the shares if they meet the criteria and conform to the requirements of such rule.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         During 1998, we wrote-off $125,288 of receivables owed to us by GoFax when GoFax was dissolved.

         In June 1999, WebCenter entered into an agreement with Jeff Holub, its Vice President of Information Technologies, to provide technology-related consulting services. Pursuant to this agreement, WebCenter Technologies paid Mr. Holub $7,500 per month for these services. This agreement was terminated in September 2000, when Mr. Holub became a full time employee of WebCenter.

         In June 1999, WebCenter Technologies, Inc., our wholly-owned subsidiary, entered into an agreement with William Lord, its president, to provide management and marketing consulting services. Pursuant to this agreement, WebCenter paid Mr. Lord $10,000 per month for these services. This agreement was terminated in September 2000 when Mr. Lord became a full time employee of WebCenter.

         In February 2000, we entered into an agreement with Carter & Vahlsing, CPA to provide us with accounting and management advisory services. Under the agreement, we pay Carter and Vahlsing, CPA $3,000 per month for these services. Erwin Vahlsing, Jr., our Treasurer and a Director, is a Senior Partner of Carter and Vahlsing, CPA.

         As of September 30, 2000, George Strouthopoulos, our President, was indebted to us in the amount of $133,599 for personal unsecured loans. The loans are non-interest bearing and are payable on demand.

                            DESCRIPTION OF SECURITIES

         The following is a summary description of our capital stock and certain provisions of our certificate of incorporation and by-laws, copies of which have been incorporated by reference as exhibits to the registration statement of which this prospectus forms a part. The following discussion is qualified in its entirety by reference to such exhibits.

                                     GENERAL

         Our authorized capital stock consists of 150,000,000 shares of common stock, par value $.0001 per share. We have reserved 50,400,000 shares of common stock for issuance upon conversion of outstanding convertible notes and upon exercise of related warrants.

                                  COMMON STOCK

         The holders of the common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Our certificate of incorporation and by-laws do not provide for cumulative voting rights in the election of directors. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive ratably such dividends as may be declared by the Board out of funds legally available therefor. In the event of our liquidation or dissolution, holders of common stock are entitled to share ratably in the assets remaining after payment of liabilities. Holders of common stock have no preemptive, conversion or redemption rights. All of the outstanding shares of common stock are fully-paid and non-assessable.

                     NEVADA BUSINESS COMBINATION PROVISIONS

                                ANTI-TAKEOVER LAW

         We may be or in the future we may become subject to Nevada's control share law. A corporation is subject to Nevada's control share law if it has more than 200 stockholders, at least 100 of whom are stockholders of record and residents of Nevada, and it does business in Nevada or through an affiliated corporation.

         The law focuses on the acquisition of a "controlling interest" which means the ownership of outstanding voting shares sufficient, but for the control share law, to enable the acquiring person to exercise the following proportions of the voting power of the corporation in the election of directors: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more. The ability to exercise such voting power may be direct or indirect, as well as individual or in association with others.

         The effect of the control share law is that the acquiring person, and those acting in association with it, obtains only such voting rights in the control shares as are conferred by a resolution of the stockholders of the corporation, approved at a special or annual meeting of stockholders. The control share law contemplates that voting rights will be considered only once by the other stockholders. Thus, there is no authority to strip voting rights from the control shares of an acquiring person once those rights have been approved. If the stockholders do not grant voting rights to the control shares acquired by an acquiring person, those shares do not become permanent non-voting shares. The acquiring person is free to sell its shares to others. If the buyers of those shares themselves do not acquire a controlling interest, their shares do not become governed by the control share law.

         If control shares are accorded full voting rights and the acquiring person has acquired control shares with a majority or more of the voting power, any stockholder of record, other than an acquiring person, who has not voted in favor of approval of voting rights is entitled to demand fair value for such stockholder's shares.

         Nevada's control share law may have the effect of discouraging takeovers of the corporation.

                            BUSINESS COMBINATION LAW

         In addition to the control share law, Nevada has a business combination law which prohibits certain business combinations between Nevada corporations and "interested stockholders" for three years after the "interested stockholder" first becomes an "interested stockholder" unless the corporation's board of directors approves the combination in advance. For purposes of Nevada law, an "interested stockholder" is any person who is (i) the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the corporation, or (ii) an affiliate or associate of the corporation and at any time within the three previous years was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then outstanding shares of the corporation. The definition of the term "business combination" is sufficiently broad to cover virtually any kind of transaction that would allow a potential acquiror to use the corporation's assets to finance the acquisition or otherwise to benefit its own interests rather than the interests of the corporation and its other shareholders.

         The effect of Nevada's business combination law is to potentially discourage parties interested in taking control of the company from doing so if it cannot obtain the approval of our board of directors.

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Under Nevada Revised Statutes Section 78.7502 and 78.751, our articles of incorporation and bylaws provide us with the power to indemnify any of our directors, officers, employees or agents. The director, officer, employ or agent must have conducted himself in good faith and reasonably believe that his conduct was in, or not opposed to our best interests. In a criminal action the director, officer, employee or agent must not have had a reasonable cause to believe his conduct was unlawful. Advances for expenses may be made if the director affirms in writing that he believes he has met the standards and that he will personally repay the expense if it is determined he did not meet the standards.

         We will not indemnify a director or officer adjudged liable due to his negligence or willful misconduct toward us, adjudged liable to us, or if he improperly received personal benefit. Indemnification in a derivative action is limited to reasonable expenses incurred in connection with the proceeding.

         We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act of 1933. In addition, effective December 1, 2000, we will be covered by an insurance policy with Chubb Insurance in the amount of $1,000,000 with respect to potential liabilities of our directors and officers.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                       WHERE YOU CAN FIND MORE INFORMATION

         Upon effectiveness of this registration statement we will commence filing reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any report, proxy statement or other information we file with the Commission at the Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's Regional Offices at 75 Park Place, Room 1400, New York, New York 10007 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. In addition, we will file electronic versions of these documents on the Commission's Electronic Data Gathering Analysis and Retrieval, or EDGAR, System. The Commission maintains a website at http://www.sec.gov that contains reports, proxy statements and other information filed with the Commission.

         We have filed a registration statement on Form SB-2 with the Commission to register shares of our common stock issuable upon exercise of warrants and upon conversion of notes issued and issuable to be sold by the selling stockholders. This prospectus is part of that registration statement and, as permitted by the Commission's rules, does not contain all of the information set forth in the registration statement. For further information with respect to us or our common stock, you may refer to the registration statement and to the exhibits and schedules filed as part of the registration statement. You can review a copy of the registration statement and its exhibits and schedules at the public reference room maintained by the Commission, and on the Commission's web site, as described above. You should note that statements contained in this prospectus that refer to the contents of any contract or other document are not necessarily complete. Such statements are qualified by reference to the copy of such contract or other document filed as an exhibit to the registration statement.

                                 TRANSFER AGENT

         The Transfer Agent and Registrar for the common stock is Signature Stock Transfer, Inc., 14675 Midway Road, Suite 221, Addison, Texas 75001. Its telephone number is (972) 788-4193.

                                  LEGAL MATTERS

         The validity of the shares of common stock offered in this prospectus has been passed upon for us by Parker Chapin LLP, The Chrysler Building, 405 Lexington Avenue, New York, New York 10174. Its telephone number is (212) 704-6000.

                                     EXPERTS

         Our financial statements at December 31, 1999, and for the nine-month period ended September 30, 2000, appearing in this prospectus and registration statement have been audited by Feldman Sherb & Co., P.C., independent auditors, as set forth in their reports thereon (which contain an explanatory paragraph describing conditions that raise substantial doubt about our ability to continue as a going concern as described in Note 1 to the financial statements) appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                            ICOA, INC. AND SUBSIDIARY
                           --------------------------
                          (A Development Stage Company)

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

                                                                   PAGE
                                                                  NUMBER
                                                                  ------

    Independent Auditors' Report                                   F-2

    Consolidated Financial Statements:

        Balance Sheets                                             F-3

        Statements of Operations                                   F-4

        Statements of Stockholders' Deficit                        F-5

        Statements of Cash Flows                                   F-6

        Notes to Financial Statements                           F7 - F13

                          INDEPENDENT AUDITORS' REPORT
                          ----------------------------

To the Board of Directors and Stockholders
ICOA, Inc.
Warwick, Rhode Island

We have audited the accompanying consolidated balance sheets of ICOA, Inc. and Subsidiary (A Development Stage Company) as of September 30, 2000 and December 31, 1999 and the related statements of operations, stockholders' deficit and cash flows for the nine months ended September 30, 2000 and for the years ended December 31, 1999 and 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ICOA, Inc. and Subsidiary as of September 30, 2000 and December 31, 1999 and the results of its operations and its cash flows for the nine months ended September 30, 2000 and for the years ended December 31, 1999 and 1998 in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company incurred losses of $655,805 for the nine months ended September 30, 2000, $630,327 and $139,522 for the years ended December 31, 1999 and 1998, respectively. Additionally, the Company had a working capital deficiency of $34,324 at September 30, 2000. These conditions raised substantial doubt about the Company's ability to continue as a going concern. Management plans with respect to these matters are also described in Note 2 to the financial statements. The accompanying financial statements do not include any adjustments that might result should the Company be unable to continue as a going concern.

                                                   /s/ Feldman Sherb & Co., P.C.
                                                       Feldman Sherb & Co., P.C.

Certified Public Accountants
New York, New York
November 28, 2000

                            ICOA, INC. AND SUBSIDIARY
                          (A Development Stage Company)
                           CONSOLIDATED BALANCE SHEETS

                                     ASSETS
                                     ------

                                                                                         September 30,           December 31,
                                                                                             2000                    1999
                                                                                    --------------------   ----------------------
 CURRENT ASSETS:
    Cash                                                                            $            229,342   $                1,932
    Advance to officer                                                                           133,599                   80,999
                                                                                    --------------------   ----------------------
      TOTAL CURRENT ASSETS                                                                       362,941                   82,931
                                                                                    --------------------   ----------------------
 EQUIPMENT, net                                                                                   10,491                    9,624

 OTHER ASSETS:
    Advance to affiliates                                                                          2,000                    1,500
    Deposits                                                                                         425                      425
                                                                                    --------------------   ----------------------
      TOTAL OTHER ASSETS                                                                           2,425                    1,925
                                                                                    --------------------   ----------------------
                                                                                    $            375,857   $               94,480
                                                                                    ====================   ======================

                      LIABILITIES AND STOCKHOLDERS' DEFICIT
                     --------------------------------------

 CURRENT LIABILITIES:
    Accrued expenses                                                                $             94,351   $               59,288
    Notes payable                                                                                302,914                  313,414
    Common stock to be issued                                                                          -                  100,000
                                                                                    --------------------   ----------------------
      TOTAL CURRENT LIABILITIES                                                                  397,265                  472,702
                                                                                    --------------------   ----------------------

 CONVERTIBLE DEBENTURES, net of conversion benefit                                                99,227                        -

 STOCKHOLDERS' DEFICIT:
    Common stock, $.0001 par value; authorized - 150,000,000 shares;
      issued and outstanding-40,280,607 shares and 32,475,000 shares
        in 2000 and 1999, respectively                                                             4,028                    3,247
    Additional paid-in capital                                                                 4,515,724                3,603,114
    Accumulated deficit (Includes deficit during development stage of $1,074,833)             (4,640,387)              (3,984,583)
                                                                                    --------------------   ----------------------
      TOTAL STOCKHOLDERS' DEFICIT                                                               (120,635)                (378,222)
                                                                                    --------------------   ----------------------
                                                                                    $            375,857   $               94,480
                                                                                    ====================   ======================

                       See notes to consolidated financial statements

                                                 ICOA, INC. AND SUBSIDIARY
                                               (A Development Stage Company)
                                           CONSOLIDATED STATEMENTS OF OPERATIONS

                                                   Nine Months                                             From January 1,
                                               Ended September 30,            Year Ended December 31,      1998 (Inception)
                                               -------------------            -----------------------      to September 30,
                                              2000             1999            1999            1998             2000
                                       ---------------  ---------------  --------------  -------------- ------------------
                                                           (Unaudited)
 REVENUES                              $             -  $             -  $            -  $            -  $               -
                                       ---------------  ---------------  --------------  -------------- ------------------

 OPERATING EXPENSES:
      Research and development                       -                -           9,867               -              9,867
      Selling, general and administrative      448,119          281,398         474,518         139,522          1,062,159
      Depreciation                              19,150              257           1,604               -              2,807
                                       ---------------  ---------------  --------------  -------------- ------------------
         TOTAL OPERATING EXPENSES              467,269          281,655         485,989         139,522          1,074,833
                                       ---------------  ---------------  --------------  -------------- ------------------

 OPERATING LOSS                               (467,269)        (281,655)       (485,989)       (139,522)        (1,074,833)


 INTEREST EXPENSE                             (188,536)               -        (144,338)              -           (332,874)
                                       ---------------  ---------------  --------------  -------------- ------------------

 NET LOSS                              $      (655,805) $      (281,655) $     (630,327) $     (139,522)$       (1,407,707)
                                       ---------------  ---------------  --------------  -------------- ------------------

 NET LOSS PER SHARE - BASIC
      AND DILUTED                                (0.02)           (0.01)          (0.02)          (0.01)             (0.05)
                                       ===============  ===============  ==============  ============== ==================
 WEIGHTED AVERAGE COMMON
      SHARES OUTSTANDING                    36,942,612       28,193,277      29,203,426      22,664,611         28,936,362
                                       ===============  ===============  ==============  ============== ==================

                 See notes to consolidated financial statements
                                       F-4

                            ICOA, INC. AND SUBSIDIARY
                          (A Development Stage Company)
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT

                                                           Common Stock
                                                        ($.0001 par value)       Additional                              Total
                                                 ------------------------------   Paid-In         Accumulated         Stockholders'
                                                  Shares           Amount        Capital            Deficit             Deficit
                                                 ------------   ------------    ------------    -------------      --------------
       Balance, January 1, 1998                    22,664,611  $       2,266   $   2,884,981   $   (3,214,734)     $     (327,487)
            Net loss                                        -              -               -         (139,522)           (139,522)
                                                 ------------   ------------    ------------    -------------      --------------

       Balance, December 31, 1998                  22,664,611          2,266       2,884,981       (3,354,256)           (467,009)
            Issuance of stock for:
                 Cash and exercise of warrants      8,582,000            858         529,342                              530,200
                 Compensation                         268,099             27          22,813                               22,840
                 Interest                             435,000             43          68,797                               68,840
                 Settlement of loans payable          525,290             53          97,181                               97,234
            Net loss                                        -              -               -         (630,327)           (630,327)
                                                 ------------   ------------    ------------    -------------      --------------

       Balance, December 31, 1999                  32,475,000          3,247       3,603,114       (3,984,583)           (378,222)

            Issuance of stock for:                                                                          -
                 Conversion of debentures           6,305,606            631         304,370                              305,001
                 Cash                                 500,000             50          49,850                -              49,900
                 Cash received in 1999              1,000,000            100         100,000                -             100,100
            Beneficial conversion                           -              -         458,391                -             458,391
            Net loss                                        -              -               -         (655,805)           (655,805)
                                                 ------------   ------------    ------------    -------------      --------------

       Balance, September 30, 2000                 40,280,606  $       4,028  $    4,515,725  $    (4,640,388) $         (120,635)
                                                 ============   ============    ============    =============      ==============


                 See notes to consolidated financial statements

                            ICOA, INC. AND SUBSIDIARY
                          (A Development Stage Company)
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                                 From January 1,
                                                              Nine Months Ended          Year Ended             1998 (Inception)
                                                                September 30,            December 31,           to September 30,
                                                           2000          1999         1999           1998              2000
                                                     ------------  -------------  -------------  -------------  ----------------
                                                                    (Unaudited)
 CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss                                          $   (655,805) $    (281,655) $    (630,327) $    (139,522) $  (1,399,602)

   Adjustments to reconcile net loss to net cash
     used in operating activities:
       Depreciation                                        19,150            257          1,604             --         20,754
       Non-cash compensation                                   --          2,266         22,840             --         22,840
       Beneficial conversion                             (400,773)            --         46,167             --         62,853
       Stock issued for interest expense                       --             --         90,500             --         90,500
       Settlement of loans payable                             --        (68,234)       (68,234)            --        (68,234)
   Changes in assets and liabilities:
       Increase in prepaid expenses                            --        (40,000)            --             --             --
       Increase in advance to officers                    (52,600)       (90,319)       (80,999)            --       (133,599)
       Increase in other assets                              (500)       (31,145)        (1,925)            --         (2,425)
       Increase in accrued expenses                        35,064         19,029         13,317         14,234         62,614
                                                     ------------  -------------  -------------  -------------  ----------------
Net cash used in operating activities                  (1,055,464)      (489,801)      (607,057)      (125,288)    (1,344,299)
                                                     ------------  -------------  -------------  -------------  ----------------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Acquisition of equipment                               (20,017)        (7,700)       (11,228)            --        (31,245)
                                                     ------------  -------------  -------------  -------------  ----------------
Net cash used in investing activities                     (20,017)        (7,700)       (11,228)            --        (31,245)
                                                     ------------  -------------  -------------  -------------  ----------------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from issuance of stock                      1,314,164        532,200        559,607             --      1,047,435
   Increase (decrease) in common stock to be issued      (100,000)            --        100,000             --             --
   Repayment of notes                                          --       (173,300)       (56,906)            --        (56,906)
   Proceeds from notes                                     88,727             --             --        173,955        663,455
   Decrease in cash overdraft                                  --             --             --        (31,151)       (31,151)
                                                     ------------  -------------  -------------  -------------  ----------------
Net cash provided by financing activities               1,302,891        358,900        602,701        142,804      1,622,833
                                                     ------------  -------------  -------------  -------------  ----------------

Net increase (decrease) in cash                           227,410         (2,133)       (15,584)        17,516        247,289

Cash, at beginning of period                                1,932         17,516         17,516             --             --
                                                     ------------  -------------  -------------  -------------  ----------------
Cash, at end of period                                $   229,342    $    15,383    $     1,932    $    17,516    $   247,289
                                                     ============  =============  =============  =============  ================

SUPPLEMENTAL CASH FLOW INFORMATION:
     No cash payments were made for income taxes or interest during each of the above periods

NON-CASH INVESTING AND FINANCING ACTIVITIES :
     Issuance of stock to settle notes payables       $        --     $   65,000    $    65,000    $        --    $    65,000
                                                     ============  =============  =============  =============  ================

                 See notes to consolidated financial statements
                                       F-6

                            ICOA, INC. AND SUBSIDIARY

                          (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                SEPTEMBER 30, 2000 AND DECEMBER 31, 1999 AND 1998

1.       THE COMPANY
         -----------

         ICOA, Inc. ("ICOA" or the "Company") (a Development Stage Company), formerly known as Quintonix, Inc., was organized in September 1983 to develop and sell credit card-operated fax machines. The Company discontinued such operations in 1993 and remained inactive through 1998. Development stage started on January 1, 1998.

         In March 1999, the Company organized Webcenter Technologies, Inc. ("WTI"), a wholly owned subsidiary, for the purpose of developing "Webcenter 3000 Pay Station Terminal", a multi-functional public access terminal thereby facilitating electronic commerce transactions through the Internet. The Company was in the development stage at September 30, 2000.

2.       GOING CONCERN
         -------------

         The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company incurred losses of $655,805 for the nine months ended September 30, 2000, $630,327 and $139,522 for the year's ended December 31, 1999 and 1998, respectively. Additionally, the Company had a working capital deficiency of $34,324 at September 30, 2000. These conditions raised substantial doubts about the Company's ability to continue as a going concern.

         Management is actively pursuing new debt and/or equity financing and continually evaluating the Company's profitability; however, any results of their plans and actions cannot be assured. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

3.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
         ------------------------------------------

         Principles of Consolidation
         ---------------------------

         The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All material intercompany transactions and balances have been eliminated in consolidation.

         Use of Estimates
         ----------------

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

         Income Taxes
         ------------

         The Company follows Statement of Financial Accounting Standards No. 109 , "Accounting for Income Taxes", which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

         Fair Value of Financial Instruments
         -----------------------------------

         The Company considers its financial instruments, which are carried at cost, to approximate fair value due to their near-term maturities.

         New Accounting Pronouncements
         -----------------------------

         The Company has adopted Statement of Financial Accounting Standard No. 133 ("SFAS No. 133"), " Accounting for Derivative Instruments and Hedging Activities" for the year ended December 31, 1999. SFAS No. 133 establishes a new model for accounting for derivatives and hedging activities and supersedes and amends a number of existing standards. The application of the new pronouncement did not a material impact on the Company's financial statements.

         Property and Equipment
         ----------------------

         Property and equipment are recorded at cost. Depreciation is provided by the straight-line method over the estimated useful lives of the related assets, which is estimated to be four years.

         Research and Development
         ------------------------

         Research and development costs are charged to expense as incurred.

         Loss per Common Share
         ---------------------

         Net loss per common share is based on the weighted average number of shares outstanding. Potential common shares includable in the computation of fully diluted per share results are not presented in the financial statements as their effect would be anti-dilutive.

         Stock-Based Compensation
         ------------------------

         The Company adopted Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock Based Compensation". SFAS 123 encourages the use of a fair-value-based method of accounting for stock-based awards under which the fair value of stock options is determined on the date of grant and expensed over the vesting period. Under SFAS 123, companies may, however, measure compensation costs for those plans using the method prescribed by Accounting Principles Board Opinion No. 25, ("APB No.25"), "Accounting for Stock Issued to Employees." Companies that apply APB No. 25 are required to include pro forma disclosures of net earnings and earnings per share as if the fair-value-based method of accounting had been applied. The Company elected to account for such plans under the provisions of APB No. 25.

4.       NOTES PAYABLE
         -------------

         The balances of the notes payables as of September 30, 2000 and December 31, 1999 are $302,914 and $313,414, respectively. The accrued interest on the notes is $76,404 and $59,288 at the end of September 30, 2000 and December 31, 1999. Of these amount $150,000 is with an entity which can no longer be found, $29,599 is an advance with questionable refundability, and the balance of $123,315 and $133,815 at the end of September 30, 2000 and December 31, 1999, respectively, are due on demand.

5.       RELATED PARTY TRANSACTIONS
         --------------------------

         The Company wrote-off $125,288 of receivables in 1998 from an affiliate due to the insolvency and dissolution of the affiliate.

         As of September 30, 2000 and December 31, 1999, the Company was owed $133,599 and $80,999, respectively by the President of the Company for personal unsecured loans. The loans are non-interest bearing and payable on demand.

6.       INCOME TAXES
         ------------

         At September 30, 2000, the Company had a net operating loss carryover of approximately $4,600,000 available as offsets against future taxable income, if any, which expire at various dates through 2013. The Company has a deferred tax asset of $1,500,000 arising from such net operating loss deductions and has recorded a valuation allowance for the full amount of such deferred tax asset. The difference between the recorded income tax benefits and the computed tax benefits using a 35 percent effective rate is as follows:

                                                            For the nine
                                                            months ended               Year Ended December 31,
                                                            September 30,         ----------------------------------
                                                                2000                     1999                1998
                                                            -------------         --------------     ---------------
Computed expected income tax (benefit)               $             (225,000)  $        (215,000)  $        (49,000)

Benefits not recorded                                                225,000             215,000             49,000
                                                         --------------------     ---------------    ---------------

                                                     $                     -  $                -  $               -
                                                         ====================     ===============    ===============

7.       PROPERTY AND EQUIPMENT
         ----------------------

         Property and equipment, at cost, consist of the following:

                                                                  September 30,               December 31,
                                                                      2000                         1999
                                                                  -------------               ------------
              Office equipment                         $                    10,955  $                   8,885

              Software                                                       2,343                      2,343
                                                             ----------------------      ----------------------
                                                                            13,298                     11,228

              Less accumulated depreciation                                 (2,807)                    (1,604)
                                                             ----------------------      ----------------------
                                                       $                    10,491  $                   9,624
                                                             ======================      ======================

8.       STOCKHOLDERS' DEFICIT
         ---------------------

         In August 2000, the number of authorized shares changed to 150,000,0000 shares of nonassesable voting common stock having a par value of $.0001 per share. All share information presented in the financial statements has been restated retroactively.

         In April 1999, the Company completed an offering of 5,000,000 shares of common stock at $0.03 per share. In connection with the offering, the Company issued warrants to purchase up to 3,000,000 shares of common stock at $ 0.10 per share, and 3,000,000 shares of common stock at $0.12 per share, and 1,000,000 shares of common stock at $0.19 per share, which expired in February 2000. Gross proceeds from the sale of shares and exercise of warrants totaled $530,200. The Company reduced the warrant price from $0.12 per share to $0.10 per share for 1,020,290 warrants, such difference was recorded as interest expense. The common stock and warrants issued in the offering, as well as the shares of common stock issued upon exercise of the warrants, were issued in reliance on the exemption from registration provided by Rule 504 of Regulation D and Section 3(b) of the Securities Act.

         During 1999, the Company issued 268,099 shares of common stock as compensation for legal and consulting services to the Company. The shares were valued between $.03 and $.10 per share.

         During 1999, the Company issued 435,000 shares of common stock for interest. The shares were valued at $.16 per share.

         During 1999, the Company issued 525,290 shares for settlement of loans and accrued interest totaling $97,234.

9.       CONVERTIBLE DEBENTURES
         ----------------------

         In March 2000, the Company issued 8% Series A Senior Subordinated Convertible Redeemable Series A Debentures ("Series A Debentures") in the aggregate face amount of $185,000 to one investor, and received gross proceeds of $185,000. The Series A Debentures had a maturity date of March 16, 2002. The Series A Debentures were convertible into the shares of the Company's common stock at a conversion price for each share of common stock equal to 75% of the average bid price of the Company's common stock for the three consecutive trading days immediately preceding the date of receipt by the Company of a notice of conversion. The Series A Debentures bore interest at the rate of 8% per annum, payable monthly in the form of additional shares of the Company's common stock. As of May 2000, the Series A Debentures had been converted into an aggregate 3,305,606 shares of the Company's common stock. The Series A Debentures and shares of common stock issued upon conversion of the Series A Debentures were issued in reliance on the exemptions from the registration requirements provided by Rule 504 of Regulation D and Section 3(b) of the Securities Act.

         In June 2000, the Company issued 8% Series B Senior Subordinated Convertible Debentures ("Series B Debentures") in the aggregate face amount of $120,000. The Series B Debentures had a maturity date of June 25, 2002. The Series B Debentures were convertible into shares of the Company's common stock at a conversion price for each share of common stock equal to 75% of the lowest bid price of the Company's common stock for the three consecutive trading days immediately preceding the date of receipt of a notice of conversion. The Series B Debentures bore interest at the rate of 8% per annum, payable monthly in the form of additional shares of the Company's common stock. As of July 2000, the Series B Debentures had been converted into an aggregate 3,000,000 shares of the Company's common stock. The Series B Debentures and shares of common stock issued upon conversion of the Series B
         Debentures were issued in reliance on the exemptions from the registration requirements provided by Rule 504 of Regulation D and
         Section 3(b) of the Securities Act.

         The Company has recorded a beneficial conversion of $46,167 on the March and June 2000 debentures which was charged to interest expense.

         On August 28, 2000, the Company, under the terms of subscription agreements, sold $500,000 in 9% convertible notes and agreed to issue warrants on conversion of the notes for the purchase of the Company's common stock equal to 12% of the number of shares issued on conversion of the notes. This agreement places certain restrictions on the Company's ability to issue any equity, convertible debt or other securities until 180 days after an effective registration statement. The notes mature August 28, 2003 and are convertible into common at the lower of $0.04933 per share or 70% of the average of the three lowest closing bid prices for the Company's common stock for the 60 trading days preceding the conversion date. The warrants, when issued, are exercisable at $0.07 per share. The Company has recorded a beneficial conversion of $412,224 on this loan which has been capitalized and being amortized over the term of the loan. The unamortized balance of the beneficial conversion at September 30, 2000 of $400,773 is netted against convertible debentures.

         In addition, the Company under certain conditions, can require the investors to purchase additional notes totaling $9,500,000 for a period of 3 years commencing with an effective registration statement. The terms of these convertible put notes are the same as the notes issued on August 28, 2000, except that the maturity date of the put note is 3 years from the date that the put notes are issuable, and except for the conversion price of the put notes. The conversion price of the put notes having an aggregate value of $500,000 will be the lower of:

         o 80% of the average of the 3 lowest closing bid prices of the common stock during the 30 trading days prior to the closing date for the purchase of put notes.

         o 70% of the average of the 3 lowest closing bid prices of the common stock during the 60 trading days prior to the date of conversion of the related note.

         The conversion price of the remainder of the put notes having an aggregate value of $9,000,000 will be:

         o 72% of the average of the 3 lowest closing bid prices of the common stock for the 15 trading days prior to the date of conversion of the related put note, subject to an increase of up to 80% if the Company meets specified targets for trading volume and average closing bid price of the Company's common stock during 22-day look-back periods occurring a specified number of months after the effective date of the registration statement.

         Put warrants will be issued in connection with the conversion of put notes ("put warrants"). The put warrants, once issued, will be exercisable at an exercise price equal to the lowest bid price of the Company's common stock during the 10 trading days preceding the related put date. The number of shares issuable upon exercise of the put warrants will equal 12% of the number of shares issued upon conversion of the related put notes. The put warrants will have a term of five years from the date of issuance.

         Put warrants will also be issued at the end of each year, for a period of three years, subject to certain conditions, if the Company does not require the investors to purchase put notes worth certain amounts during such year. The number of shares issuable upon exercise of these put warrants will be equal to 12% of the number of shares of common stock which would have been issued upon conversion of the related put note, had the Company required the investors to purchase such notes.

10.      COMMITMENTS
         -----------

         Pursuant to a stock purchase agreement dated June 24, 1997, a compliant was filed against the Company alleging the failure of the Company to redeem 200,000 shares of common stock. In October 2000, the Company, in settlement agreed to pay $5,000 per month commencing in October 2000 through August 2001, and a final payment of $3,300 which will be paid on September 2001.

--------------------------------------------------------------------------------


                                   ICOA, INC.

                                   45,000,000

                                     Shares

                                  Common Stock

                                   PROSPECTUS



YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                               ____________, 2000

--------------------------------------------------------------------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS.

         Under Nevada Revised Statutes Section 78.7502 and 78.751, our articles of incorporation and bylaws provide us with the power to indemnify any of our directors, officers, employees or agents. The director, officer, employ or agent must have conducted himself in good faith and reasonably believe that his conduct was in, or not opposed to our best interests. In a criminal action the director, officer, employee or agent must not have had a reasonable cause to believe his conduct was unlawful. Advances for expenses may be made if the director affirms in writing that he believes he has met the standards and that he will personally repay the expense if it is determined he did not meet the standards.

         We will not indemnify a director or officer adjudged liable due to his negligence or willful misconduct toward us, adjudged liable to us, or if he improperly received personal benefit. Indemnification in a derivative action is limited to reasonable expenses incurred in connection with the proceeding.

         Article Tenth of the registrant's Certificate of Incorporation provides that the registrant shall indemnify any and all persons whom it shall have power to indemnify to the maximum extent permitted by Nevada law. Article VII of the registrant's by-laws provides that the registrant shall indemnify authorized representatives of the registrant to the fullest extent permitted by Nevada law. The registrant's by-laws also permit the registrant to purchase insurance on behalf of any such person against any liability asserted against such person and incurred by such person in any capacity, or out of such person's status as such, whether or not the registrant would have the power to indemnify such person against such liability under the foregoing provision of the by-laws or under the provisions of Nevada law.

         The registrant, effective December 1, 2000, will be covered under a directors and officers liability insurance policy with Chubb Insurance. The policy insures the directors and officers of the registrant against loss arising from certain claims made against such directors or officers by reason of certain wrongful acts.

Item 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the expenses in connection with the issuance and distribution of the securities being registered hereby. All such expenses will be borne by the registrant; none shall be borne by any selling stockholders.

Securities and Exchange
   Commission registration fee                         $   898
Legal fees and expenses (1)                            $40,000
Accounting fees and expenses (1)                       $20,000
Miscellaneous (1)                                      $  3,000
                                                       --------
Total                                                  $ 63,898
                                                       --------
-------------------------------
(1) Estimated.


Item 26. RECENT SALES OF UNREGISTERED SECURITIES.

         In February 1999, we issued 40,000 shares of common stock to a creditor as payment for $4,000 of principal and interest indebtedness. Our shares were issued in reliance on the exemption from registration pursuant to Section 4(2) of the Securities Act.

         In March 1999, we issued 250,000 shares of our common stock to a note holder as payment for $25,000 of interest indebtedness. Our shares were issued in reliance on the exemption from registration pursuant to Section 4(2) of the Securities Act.

         In March 1999, we issued 68,099 shares of our common stock as compensation for legal services rendered. These shares were issued in reliance on the exemptions from registration pursuant to Section 4(2) of the Securities Act.

         In April 1999, we concluded an offering of 5,000,000 shares of common stock at $.03 per share for $150,000 in gross proceeds. In connection with the offering, we also issued warrants to purchase up to 3,000,000 shares of our common stock at an exercise price of $0.10 per share, 3,000,000 shares of our common stock at an exercise price of $0.12 per share (of which the exercise price of 1,020,290 warrants was reduced to $0.10 per share), and 1,000,000 shares of our common stock at an exercise price of $0.19 per share. The warrants expired in February of 2000. From May 1999 through February 2000, warrants to purchase an aggregate 5,717,000 shares of common stock were exercised and we received gross proceeds of $530,200. Our shares were issued in reliance on the exemptions from registration provided by Rule 504 of Regulation D and Section 3(b) of the Securities Act.

         In June 1999, we issued 235,290 shares of our common stock to a note holder as payment for $68,234 of indebtedness. Our shares were issued in reliance on the exemption from registration pursuant to Section 4(2) of the Securities Act.

         In September 1999, we issued 200,000 shares of our common stock to a consultant as compensation for consulting services rendered by the consultant. Our shares were issued in reliance on the exemptions from registration provided by Rule 701 of the Securities Act.

         In March 2000, we issued 8% series A senior subordinated convertible redeemable debentures in the aggregate face amount of $185,000 to one investor, and received gross proceeds of $185,000. In connection with the issuance of the series A debentures, we paid a sales commission of $18,500 plus a due diligence fee of $4,625 to Capstone Partners. The series A debentures had a maturity date of March 16, 2002. The series A debentures were convertible into shares of our common stock at a conversion price equal to 75% of the average bid price of our common stock as reported on the National Quotation Bureau's "Pink Sheets" for the three consecutive trading days immediately preceding the date of receipt by us of a notice of conversion. The series A debentures bore interest at a rate of 8% per annum, payable monthly in the form of additional shares of our common stock. As of May 2000, all the series A debentures had been converted into an aggregate 3,305,606 shares of our common stock. The series A debentures and the shares of common stock issued upon conversion of the series A debentures were issued in reliance on the exemptions from registration provided by Rule 504 of Regulation D and Section 3(b) of the Securities Act and Section 3(a)(9) of the Securities Act.

         In June 2000, we issued 8% series B senior subordinated convertible redeemable debentures in the face amount of $120,000 to one investor, and received gross proceeds of $120,000. The series B debentures had a maturity date of June 25, 2002. In connection with the issuance of the series B debentures, we paid a sales commission of $12,000 plus a finder's fee of $2,400 to Capstone Partners. The series B debentures were convertible into shares of our common stock at a conversion price for each share of common stock equal to 75% of the lowest bid price of our common stock as reported on the National Quotation Bureau's "Pink Sheets" for the three consecutive trading days immediately preceding the date of receipt by us of a notice of conversion. The series B debentures bore interest at a rate of 8% per annum, payable monthly in the form of additional shares of our common stock. As of July 2000, all the series B debentures had been converted into 3,000,000 shares of our common stock. The series B debentures and the shares of our common stock issued upon conversion of the series B debentures were issued in reliance on the exemptions from registration provided by Rule 504 of Regulation D and Section 3(b) of the Securities Act and Section 3(a)(9) of the Securities Act.

         In August 2000, we issued convertible notes in the aggregate amount of $500,000, and received net proceeds of $450,000. See "The August 2000 Financing". The notes were issued in reliance on the exemptions from registration provided by Regulation S of the Securities Act.

Item 27. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.
         -------------------------------------------

(a)      Exhibits:

         The following exhibits are filed as part of this registration statement:

      EXHIBIT                              DESCRIPTION
      -------                              -----------

         3.1      Articles of Incorporation of ICOA, Inc.

         3.2 Articles of Amendment to the Articles of Incorporation of ICOA, Inc., dated March 14, 1985

         3.3 Articles of Amendment to the Articles of Incorporation of ICOA, Inc., dated August 25, 2000

         3.4      By-laws of ICOA, Inc., as amended

         4.1      Specimen Certificate of the Company's common stock

         5.1(1)   Opinion of Parker Chapin LLP

         10.1     2000 Stock Option Plan

         10.2     Form of Subscription Agreement

         10.3     Form of 9% Convertible Note

         10.4     Form of Common Stock Purchase Warrant

         21.1     Subsidiaries of the Company

         23.1     Consent of Feldman Sherb & Co., P.C.

         23.2(1)  Consent of Parker Chapin LLP

         24.1 Power of Attorney (included on page II-5 of the registration statement)

         27.1     Financial Data Schedule
--------------------
(1)      To be filed by Amendment.

Item 28. UNDERTAKINGS.
         -------------

(A)      The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

                  (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement; and

                  (iii) Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B)      Undertaking Required by Regulation S-B, Item 512(e).

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel that the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(C)      Undertaking Required by Regulation S-B, Item 512(f)

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Warwick, State of Rhode Island, on the 30th day of November, 2000.

                                    ICOA, Inc.

                                    By:  /S/ GEORGE STROUTHOPOULOS
                                        ----------------------------------------
                                         George Strouthopoulos
                                         Chief Executive, President and Director

                                POWER OF ATTORNEY

         The undersigned directors and officers of ICOA, Inc. hereby constitute and appoint George Strouthopoulos and Erwin Vahlsing, Jr. and each of them, with full power to act without the other and with full power of substitution and resubstitution, our true and lawful attorneys-in-fact with full power to execute in our name and behalf in the capacities indicated below any and all amendments (including post-effective amendments and amendments thereto) to this registration statement under the Securities Act of 1933 and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and hereby ratify and confirm each and every act and thing that such attorneys-in-fact, or any them, or their substitutes, shall lawfully do or cause to be done by virtue thereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

         Signature                                 Title                                  Date
         ---------                                 -----                                  ----

    /S/ GEORGE STROUTHOPOULOS             Chief Executive Officer,                November 30, 2000
---------------------------------------   President and Director
    George Strouthopoulos

    /S/ ERWIN VAHLSING, JR.               Chief Financial Officer,                November 30, 2000
----------------------------------------  Treasurer, Secretary and Director
    Erwin Vahlsing, Jr.

                                  EXHIBIT INDEX
                                  -------------

      NUMBER                       DESCRIPTION OF EXHIBIT
      ------                       ----------------------

         3.1      Articles of Incorporation of ICOA, Inc.

         3.2 Articles of Amendment to the Articles of Incorporation of ICOA, Inc., dated March 14, 1985

         3.3 Articles of Amendment to the Articles of Incorporation of ICOA, Inc., dated August 25, 2000

         3.4      By-laws of ICOA, Inc., as amended

         4.1      Specimen Certificate of the Company's common stock

         5.1(1)   Opinion of Parker Chapin LLP

         10.1     2000 Stock Option Plan

         10.2     Form of Subscription Agreement

         10.3     Form of 9% Convertible Note

         10.4     Form of Common Stock Purchase Warrant

         21.1     Subsidiaries of the Company

         23.1     Consent of Feldman Sherb & Co., P.C.

         23.2(1)  Consent of Parker Chapin LLP

         24.1 Power of Attorney (included on page II-5 of the registration statement)

         27.1     Financial Data Schedule
-------------------
(1)      To be filed by Amendment.